Exhibit 99.1

EXECUTION VERSION

JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, NY 10179	Citibank, N.A. 383 Greenwich Street New York, NY 100013	BMO Harris Financing, Inc. 111 West Monroe Street, 4th Floor Chicago, IL 60603	Credit Suisse AG, Cayman Islands Branch 11 Madison Avenue New York, NY 10016

Royal Bank of Canada 3 World Financial Center 200 Vesey Street, 12th Floor New York, NY 10281	The Toronto-Dominion Bank, New York Branch 31 West 32nd Street New York, NY 10019	DNB Capital LLC 200 Park Avenue, 31st Floor New York, NY 10166	Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172

CONFIDENTIAL

October 18, 2019

EP Energy LLC
EPE Acquisition LLC
1001 Louisiana Street
Houston, TX 77002
Attention:  Kyle McCuen, Senior Vice President,
                                                Chief Financial Officer and Treasurer

$314,710,456 Senior Secured Superpriority Priming Debtor-in-Possession Revolving Facility
$629,420,912 Senior Secured Revolving Exit Facility
Commitment Letter

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A. (“JPMorgan”), Citibank, N.A. (“Citi”), BMO Harris Financing, Inc. (“BMOH”), Credit Suisse AG, Cayman Islands Branch (“CSAG”), Royal Bank of Canada (“RBC”), The Toronto-Dominion Bank, New York Branch (“TD”), DNB Capital LLC (“DNB”), and Sumitomo Mitsui Banking Corporation (“SMBC”, and together with JPMorgan, Citi, BMOH, CSAG, RBC, TD, and DNB, collectively, the “Initial Commitment Parties”, and together with each other Prepetition RBL Lender (as defined below) that joins this letter (this letter, including Exhibits A and B hereto, this “Commitment Letter”) prior to the Outside Commitment Date (as defined below), collectively, the “Commitment Parties”, “we” or “us”) understand that EP Energy Corporation, a Delaware corporation (“Parent”), and certain of its subsidiaries, including EPE Acquisition LLC, a Delaware limited liability company (“Holdings”), and EP Energy LLC, a Delaware limited liability company (“Borrower” and together with Parent and Holdings, “you”; and together with Parent, Holdings and such subsidiaries, the “Debtors”) have filed voluntary petitions commencing cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement a restructuring of the Debtors (collectively, the “Transactions”).

In connection therewith, you have requested that:

(i)  each Commitment Party commit to provide a senior secured superpriority priming debtor-in-possession revolving credit facility in an aggregate principal amount of fifty percent (50%) of the aggregate amount of the outstanding loans and commitments under the Borrower’s existing reserve-based senior secured revolving credit facility (the “Prepetition RBL Facility”) pursuant to that certain Credit Agreement dated as of May 24, 2012, among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the lenders from time to time party thereto (the “Prepetition RBL Lenders”), and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition RBL

Credit Agreement”), outstanding immediately prior to the filing of the Chapter 11 Cases (the loans and commitments of the Commitment Parties under the Prepetition RBL Facility, “Prepetition Consenting RBL Claims” and together with the loans and commitments of the Prepetition RBL Lenders that are not Commitment Parties as of the Outside Commitment Date (each, a “Term Lender”), collectively, the “Prepetition RBL Claims”), substantially in the form of, and as further described in, the Senior Secured Superpriority Priming Debtor-in-Possession Credit Agreement attached hereto as Exhibit A (the “DIP Credit Agreement” and the facility thereunder, the “DIP Facility”), and which DIP Facility shall:

(x)  be effectuated by the cashless conversion on a dollar for dollar basis of a ratable portion of each of the Commitment Parties’ respective Prepetition Consenting RBL Claims into (A) new commitments to make revolving loans to the Borrower during the Chapter 11 Cases under the DIP Facility (subject to the terms and conditions therein) and (B) outstanding loans under the DIP Facility (until repaid in whole or in part by the Borrower with a portion of the Debtor’s cash collateral upon approval of the DIP Order in accordance with the DIP Credit Agreement); and

(y)  be convertible, together with all (but not less than all) of the remaining outstanding Prepetition RBL Claims that were not converted into a portion of the DIP Facility into a senior secured exit facility (the “Exit Facility” and, together with the DIP Facility, each, a “Credit Facility” and collectively, the “Credit Facilities”) on substantially the terms described in, and subject to the conditions precedent set forth in, the Exit Facility Term Sheet attached hereto as Exhibit B (the “Exit Facility Term Sheet”; and the credit agreement evidencing such senior secured exit facility, the “Exit Facility Credit Agreement” and together with the DIP Credit Agreement, the “Credit Agreements”) in an aggregate principal amount of up to $629,420,912; provided, that (x) the portion of the Exit Facility provided by the Commitment Parties shall be in the form of a senior secured first-out reserve-based revolving facility (the “Exit Revolving Facility”) subject to an initial borrowing base (the “Borrowing Base”) to be determined and approved in accordance with the Exit Facility Term Sheet and (y) the portion of the Exit Facility on account of the Prepetition RBL Claims of the Term Lenders pursuant to their treatment under a chapter 11 plan shall be in the form of a senior secured second-out fully drawn term loan facility (the “Exit Term Facility”);

(ii)  subject to its receipt of a disclosure statement and solicitation materials approved by the Bankruptcy Court relating to an Approved Plan, each Commitment Party commit to vote or cause to be voted its Prepetition RBL Claims in a timely manner in favor of such Approved Plan (to the extent entitled to vote on such Approved Plan) and to accept such Approved Plan by delivering its duly executed and completed ballot or ballots relating thereto (and not to change or withdraw its votes except on the terms included herein); and

(iii)  JPMorgan agree to use its commercially reasonable efforts to arrange and syndicate, commencing on a date mutually agreed among the Borrower and JPMorgan in anticipation of the projected Exit Facility Conversion Date, additional commitments to the Exit Revolving Facility from one or more financial institutions identified by JPMorgan, and subject to your consent (not to be unreasonably withheld, conditioned or delayed) (together with the Commitment Parties, the “Lenders”) in an aggregate incremental principal amount of up to $300,000,000 (any such additional commitments, the “Incremental Commitments”); provided that (x) the arrangement and syndication of the Incremental Commitments by JPMorgan shall not be a condition to the commitments of the Commitment Parties (including JPMorgan) set forth in clauses (i) or (ii) above and (y) the increase in the Exit Facility by the Incremental Commitments shall be subject to the Maximum Secured Debt Capacity Condition.

Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exhibits attached hereto.

1.                                      Commitments and Undertakings

In connection with the Transactions, subject to the terms and conditions set forth in this Commitment Letter, each of the Commitment Parties is pleased to advise you of its several (and not joint) commitment to:

(a)                                 provide the following percentages of the DIP Facility and the Exit Revolving Facility, respectively:

(i)                                     in respect of the DIP Facility, (i) JPMorgan, 14.78%, (ii) Citi, 14.78%, (iii) BMOH, 26.09%, (iv) CSAG, 12.87%, (v) RBC, 14.78%, (vi) TD, 8.17%, (vii) DNB 4.87%, and SMBC, 3.65%, which in the aggregate for all Initial Commitment Parties, equals 100% of the DIP Facility; provided that the foregoing commitments shall be proportionately reduced by the commitments of any Prepetition RBL Lender that join this Commitment Letter as a Commitment Party prior to the date on which the Bankruptcy Court enters the DIP Order (the “Outside Commitment Date”) pursuant to a joinder agreement confirming such RBL Lender agrees to be bound to this Commitment Letter as if it were an original signatory, in a form reasonably acceptable to JPMorgan and the Borrower; and

(ii)                                  in respect of the Exit Revolving Facility, (i) JPMorgan, $85,000,000, (ii) Citi, $85,000,000, (iii) BMOH, $150,000,000, (iv) CSAG, $74,000,000, (v) RBC, $85,000,000, (vi) TD, $46,947,275, (vii) DNB $28,000,000, and (viii) SMBC, $21,000,000, which in the aggregate for all Commitment Parties, equals 100% of the Exit Revolving Facility; provided that the aggregate maximum revolving credit amount shall be increased by the maximum revolving credit amounts of any Prepetition RBL Lender that joins this Commitment Letter as a Commitment Party prior to the Outside Commitment Date pursuant to a joinder agreement confirming such RBL Lender agrees to be bound to this Commitment Letter as if it were an original signatory, in a form reasonably acceptable to JPMorgan and the Borrower; and

(b)                                 subject to its receipt of a disclosure statement and solicitation materials approved by the Bankruptcy Court relating to an Approved Plan:

(i)                                     timely vote or cause to be voted its Prepetition RBL Claims in favor of such Approved Plan (to the extent entitled to vote on such Approved Plan) and to accept such Approved Plan by delivering its duly executed and completed ballot or ballots relating thereto; and

(ii)                                  not change or withdraw (or cause or direct to be changed or withdrawn) any such vote described in clause (i) above; provided, however, that notwithstanding anything herein to the contrary, a Commitment Party’s vote may, upon written notice to the Borrower, be revoked (and, upon such revocation, deemed void ab initio) by such Commitment Party at any time following the termination of this Commitment Letter pursuant to the terms hereof with respect to such Commitment Party.

For the avoidance of doubt, no Prepetition RBL Lender that is not an Initial Commitment Party shall be permitted to join this Commitment Letter unless such Prepetition RBL Lender commits to join both the DIP Facility and the Exit Revolving Facility.

In addition, subject to the terms and conditions set forth in this Commitment Letter, JPMorgan is pleased to advise you that it is willing to use its commercially reasonable efforts to arrange and syndicate the Incremental Commitments until the Exit Facility Conversion Date.

2.                                      Titles and Roles

It is agreed that:

(a)                                 JPMorgan will act as arranger and bookrunner for each Credit Facility (other than with respect to the Incremental Commitments) (acting in such capacities, the “Lead Arranger”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC, (b) JPMorgan will act as administrative agent and collateral agent for each Credit Facility, and (c) JPMorgan will act as arranger and bookrunner for the Incremental Commitments.  You further agree that the Lead Arranger shall not have any other responsibilities except as otherwise mutually agreed.  You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Credit Agreements and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and JPMorgan shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of either Credit Facility than JPMorgan).

3.                                      Syndication

JPMorgan intends to syndicate the Incremental Commitments commencing on a date mutually agreed among the Borrower and JPMorgan in anticipation of the projected Exit Facility Conversion Date to one or more financial institutions identified by JPMorgan, and subject to your consent (not to be unreasonably withheld, conditioned or delayed).  You agree actively to assist JPMorgan in completing a syndication of the Incremental Commitments satisfactory to us and you.  Such assistance shall include until the Exit Facility Conversion Date (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Debtors and the proposed Lenders at times and locations to be mutually agreed upon, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders at times and locations to be mutually agreed upon and (d) your preparing and providing to JPMorgan a customary confidential information memoranda and other customary marketing materials (including, without limitation, lender slides and/or other marketing materials to be used in connection with the syndication) with respect to the Debtors and each Debtor’s respective properties, including financial information, reserve information and reports, information to conduct diligence and Projections (as defined below), as JPMorgan may reasonably request in connection with the arrangement of the Credit Facilities and the syndication of the Incremental Commitments (all such information, memoranda and material, “Information Materials”).

Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, without limiting your obligations to assist with syndication efforts as set forth above, none of the commencement or completion of syndication of the Incremental Commitments, the completion of a confidential information memorandum or other marketing materials, or compliance with any other provision set forth in this Commitment Letter (other than the conditions described in Section 6 of this Commitment Letter) shall constitute a condition to the commitments hereunder or to the Credit Facilities.

You hereby authorize JPMorgan to download copies of the Debtors’ trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by JPMorgan to be its electronic transmission system (an “Electronic Platform”) established by JPMorgan to perform services in its capacity as the administrative agent of either Credit Facility or to syndicate the Incremental Commitments, and to use the Debtors’ trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the administration of either Credit Facility or the syndication of the Incremental Commitments, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Credit Facilities or the Incremental Commitments in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Debtors hereunder.  You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Credit Facilities.

4.                                      Information

You hereby represent and warrant that (a) all written information (including the Information Materials), other than the financial projections and other forward-looking information (collectively, the “Projections”) and information of a general economic or general industry nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree that if, at any time prior to the Exit Facility Conversion Date, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances.  You understand that in arranging each Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

5.                                      Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Agency Fee Letter and the Upfront and Conversion Fee Letter, each dated as of the date hereof and delivered herewith (collectively, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

6.                                      Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to (a) in the case of the DIP Facility, the conditions set forth in Section 6 of the DIP Credit Agreement and (b) in the case of the Exit Facility, the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions to Exit Facility Conversion Date”.  It being understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Credit Documents other than those expressly stated in this Section 6.  Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letters, your obligations hereunder and thereunder are subject to the entry of the DIP Order by the Bankruptcy Court.

7.                                      Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, the Lead Arranger and any other arrangers or agents in respect of the Credit Facilities appointed pursuant to this Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, either Credit Facility, the use of the proceeds thereof, any Incremental Commitments, the use of the proceeds thereof, or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand with customary backup documentation for any reasonable and documented out-of-pocket legal or other documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of counsel, to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single counsel to the indemnified persons, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected indemnified persons), provided that the foregoing indemnity will not, as to any indemnified person, apply (i) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct, bad faith or gross negligence of such indemnified person or its controlled affiliates, directors, officers or employees, advisors or agents (collectively, the “Related Parties”), (ii)  to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from a material breach of the obligations of such indemnified person or control affiliate of such indemnified person under this Commitment Letter or (iii) to the extent arising from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as the Lead Arranger, arranger (with respect to any Incremental Commitments), administrative agent, collateral agent, bookrunner, lender, letter of credit issuer or any other similar role in connection with this Commitment Letter, the Fee Letters, either Credit Facility, the use of the proceeds thereof, any Incremental Commitments, or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates; and (b) regardless of whether the DIP Facility becomes effective or the Exit Facility Conversion Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, financial advisor’s fees, consultant’s fees, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the definitive financing documentation in connection with each Credit Facility and any Incremental Commitments) or the administration, amendment, modification or waiver thereof (limited, in the case of counsel, to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single counsel to the indemnified persons, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected indemnified persons).  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities or the Incremental Commitments, or in connection with its activities related to the Credit Facilities or the Incremental Commitments, and you agree, to the extent permitted by applicable law, not to assert any claims against any indemnified person with respect to the foregoing.  None of the indemnified persons or you or any of your or their respective Related Parties of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, any Incremental Commitments, or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or

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any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy.  You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan, any other Commitment Party, the Lead Arranger and the other indemnified persons.

8.                                      Sharing of Information, Affiliate Activities, Absence of Fiduciary Relationship.

JPMorgan, the other Commitment Parties and the Lead Arranger may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the Transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of JPMorgan, the other Commitment Parties and the Lead Arranger hereunder.  JPMorgan, each other Commitment Party and the Lead Arranger shall be responsible for its respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that any of Commitment Parties or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Each Commitment Party agrees severally (and not jointly) that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and it will not furnish any such information to other companies.  You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, a Commitment Party and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by a Commitment Party, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You agree that the Commitment Parties and the Lead Arranger will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or the Lead Arranger and you, your respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between each Commitment Party or the Lead Arranger and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and the Lead Arranger and, if applicable, its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) each Commitment Party and the Lead Arranger, if applicable, and each of their respective affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party or the Lead Arranger or any of its respective affiliates has advised or is currently advising you or your affiliates on

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other matters) except the obligations expressly set forth in this Commitment Letter.  You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and you understand and accept the terms, risks and conditions of the transactions contemplated hereby, and neither JPMorgan, nor any other Commitment Party or the Lead Arranger shall have any responsibility or liability to you with respect thereto, and (iii) no Commitment Party or the Lead Arranger is advising the Debtors as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.  Any review by JPMorgan or any other Commitment Party or the Lead Arranger of the Debtors, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan or such other Commitment Party or the Lead Arranger, respectively, and shall not be on behalf of the Debtors.  You agree that you will not assert any claim against JPMorgan or any other Commitment Party or the Lead Arranger based on an alleged breach of fiduciary duty by JPMorgan or such other Commitment Party or the Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.

9.                                      Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except (a) to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) as may be required by or in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof), (c) if the Commitment Parties consent in writing to such proposed disclosure, (d) in connection with the enforcement of your rights hereunder or under the Fee Letters or (e) this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed (x) in connection with the syndication or arrangement of the Credit Facilities or the Incremental Commitments, or in connection with, and as may be required for, any public filing and (y) to the parties to the Plan Support Agreement filed in the Chapter 11 Cases on the date hereof and any other party required by the Bankruptcy Court.  Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letters with the Bankruptcy Court under seal in form and substance reasonably satisfactory to JPMorgan or in a redacted manner in form and substance reasonably satisfactory to JPMorgan and provide an unredacted copy of the Fee Letters to the Bankruptcy Court, the Office of the United States Trustee for the Southern District of Texas and any other party required by the Bankruptcy Court and advisors to (i) any official committee appointed in the Chapter 11 Cases and (ii) the parties to the Plan Support Agreement filed in the Chapter 11 Cases on the date hereof; provided, that the disclosure of the Fee Letters to such advisors is on a confidential, “professionals only” basis.

Each Commitment Party severally (and not jointly) shall use all nonpublic information received by it in connection with the Credit Facilities and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants, (b) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction

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over JPMorgan, a Commitment Party or the Lead Arranger, or any of its respective affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its respective affiliates’ compliance with this paragraph) solely in connection with the Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter, any Fee Letter or any Credit Facility and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information.  The provisions of this paragraph shall automatically terminate on the earlier of (a) the Exit Facility Conversion Date and (b) one year following the date of this Commitment Letter.

10.                               Assignments

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.

From the date hereof until the Exit Facility Expiration Date, each Commitment Party agrees not to assign its Prepetition RBL Claims under the Prepetition RBL Facility or the commitments and agreements hereunder, in whole or in part, without the prior written consent of the Borrower; provided, that, to the extent the Borrower consents to any assignment, the proposed new Commitment Party shall execute a joinder agreement in form and substance acceptable to the Borrower.

11.                               Miscellaneous

Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter and any claim or controversy

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arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any other Federal court having jurisdiction over the Chapter 11 Cases, and, to the extent that the Bankruptcy Court or Federal court do not have jurisdiction, any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.  You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.  Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter

The indemnification, fee, expense, jurisdiction, information and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation for either Credit Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the applicable Credit Agreement upon the occurrence of the effectiveness thereof.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on October 18, 2019.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the initial borrowing under the DIP Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the Exit Facility) shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension.  Following such initial borrowing under the DIP Facility, in the event that the initial borrowing under the Exit Facility does not occur on or before the Exit Facility Expiration Date (as defined below), then the commitments with respect to the Exit Facility shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension.

For purposes of this Commitment Letter (a) “Expiration Date” means 5:00 p.m., New York City time on the date that is sixty (60) days after the Petition Date if the DIP Order has not been entered by the Bankruptcy Court, and (b) “Exit Facility Expiration Date” means the Maturity Date (as defined in the DIP Credit Agreement).

10

[Signature Pages Follow]

11

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jane E. Orndahl
Name: Jane E. Orndahl
Title: Authorized Officer

Commitment Letter Signature Page

CITIBANK, N.A.

By:	/s/ Paul Giarratano
Name: Paul Giarratano
Title: Vice President

Commitment Letter Signature Page

BMO HARRIS FINANCING, INC.

By:	/s/ Marc Maslanka
Name: Marc Maslanka
Title: Vice President

Commitment Letter Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Didier Siffer
Name: Didier Siffer
Title: Authorized Signatory

Commitment Letter Signature Page

ROYAL BANK OF CANADA

By:	/s/ Amy G. Josephson
Name: Amy G. Josephson
Title: Authorized Signatory

Commitment Letter Signature Page

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH

By:	/s/ Michael Borowiecki
Name: Michael Borowiecki
Title: Authorized Signatory

Commitment Letter Signature Page

DNB CAPITAL LLC

By:	/s/ Kelton Glasscock
Name: Kelton Glasscock
Title: Sr. Vice President

By:	/s/ Leila Zomorrodian
Name: Leila Zomorrodian
Title: First Vice President

Commitment Letter Signature Page

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Toshitake Funaki
Name: Toshitake Funaki
Title: Managing Director

Commitment Letter Signature Page

Accepted and agreed to as of the date first above written:

EP ENERGY LLC

By:	/s/ Kyle A. McCuen
Name: Kyle A. McCuen
Title: Senior Vice President, Chief Financial Officer and Treasurer

EPE ACQUISITION LLC

By:	/s/ Kyle A. McCuen
Name: Kyle A. McCuen
Title: Senior Vice President, Chief Financial Officer and Treasurer

Exhibit A

Exhibit A

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of [•], 2019

among

EPE ACQUISITION LLC,
as Holdings,

EP ENERGY LLC,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent and an Issuing Bank

i

SECTION 6.	Conditions Precedent to Initial Borrowing	65

SECTION 7.	Conditions Precedent to All Subsequent Credit Events	67

SECTION 8.	Representations and Warranties	68

8.1	Corporate Status	68
8.2	Corporate Power and Authority; Enforceability	68
8.3	No Violation	68
8.4	Litigation	69
8.5	Margin Regulations	69
8.6	Governmental Approvals	69
8.7	Investment Company Act	69
8.8	True and Complete Disclosure	69
8.9	Financial Condition; Financial Statements	69
8.10	Tax Matters	70
8.11	Compliance with ERISA	70
8.12	Subsidiaries	71
8.13	Intellectual Property	71
8.14	Environmental Laws	71
8.15	Properties	71
8.16	[Reserved]	72
8.17	Insurance	72
8.18	Gas Imbalances, Prepayments	72
8.19	Marketing of Production	72
8.20	Hedge Transactions	72
8.21	Patriot Act; Sanctions	72
8.22	No Material Adverse Effect	73
8.23	Foreign Corrupt Practices Act	73
8.24	Budget	73
8.25	Priority and Liens	73

SECTION 9.	Affirmative Covenants	73

9.1	Information Covenants	73
9.2	Books, Records and Inspections	78
9.3	Maintenance of Insurance	79
9.4	Payment of Taxes	79
9.5	Consolidated Corporate Franchises	79
9.6	Compliance with Statutes, Regulations, Etc.	79
9.7	ERISA	79
9.8	Maintenance of Properties	80
9.9	Transactions with Affiliates	81
9.10	End of Fiscal Years; Fiscal Quarters	82
9.11	Additional Guarantors, Grantors and Collateral	82
9.12	Use of Proceeds	82
9.13	Further Assurances	83
9.14	Reserve Reports	83
9.15	[Reserved]	84
9.16	Change in Business	84
9.17	Holdings Covenant	84
9.18	Bankruptcy Pleadings	85

SECTION 10.	Negative Covenants	85

10.1	Limitation on Indebtedness	85
10.2	Limitation on Liens	88
10.3	Limitation on Fundamental Changes	90
10.4	Limitation on Sale of Assets	92
10.5	Limitation on Investments	93
10.6	Limitation on Restricted Payments	95
10.7	Limitations on Debt Payments and Amendments	97
10.8	Negative Pledge Agreements	97
10.9	Limitation on Subsidiary Distributions	99
10.10	Hedge Transactions	100
10.11	Financial Covenants	101
10.12	[Reserved]	101
10.13	Use of Credit Extensions in Violation of Sanctions	101
10.14	Superpriority Claims	102
10.15	Bankruptcy Orders	102

SECTION 11.	Events of Default	102

11.1	Payments	102
11.2	Representations, Etc.	102
11.3	Covenants	102
11.4	Default Under Other Agreements	102
11.5	[Reserved]	103
11.6	ERISA	103
11.7	Guarantee	103
11.8	Security Documents	103
11.9	Judgments	104
11.10	Change of Control	104
11.11	Bankruptcy Related Events	104
11.12	Application of Proceeds	105

SECTION 12.	The Agents	106

12.1	Appointment	106
12.2	Delegation of Duties	107
12.3	Exculpatory Provisions	107
12.4	Reliance by Agents	107
12.5	Notice of Default	108
12.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	108
12.7	Indemnification	108
12.8	Agents in Its Individual Capacities	109
12.9	Successor Agents	109
12.10	Withholding Tax	110
12.11	Security Documents and Collateral Agent under Security Documents and Guarantee	110
12.12	Right to Realize on Collateral and Enforce Guarantee	111
12.13	Administrative Agent May File Proofs of Claim	112
12.14	Certain ERISA Matters	113

SECTION 13.	Miscellaneous	114

13.1	Amendments, Waivers and Releases	114
13.2	Notices	116
13.3	No Waiver; Cumulative Remedies	116
13.4	Survival of Representations and Warranties	116
13.5	Payment of Expenses; Indemnification	117
13.6	Successors and Assigns; Participations and Assignments	118
13.7	[Reserved]	122
13.8	Adjustments; Set-off	122
13.9	Counterparts	123
13.10	Severability	123
13.11	Integration	123
13.12	GOVERNING LAW	123
13.13	Submission to Jurisdiction; Waivers	124
13.14	Acknowledgments	124
13.15	WAIVERS OF JURY TRIAL	125
13.16	Confidentiality	125
13.17	Release of Collateral and Guarantee Obligations	126
13.18	USA PATRIOT Act	127
13.19	Payments Set Aside	127
13.20	Reinstatement	127
13.21	Disposition of Proceeds	127
13.22	Collateral Matters; Hedge Agreements	128
13.23	Agency of the Borrower for the Other Credit Parties	128
13.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	128
13.25	Acknowledgement Regarding Any Supported QFCs	128

EXHIBITS(1)

Exhibit A	Form of Reserve Report Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Form of Mortgage
Exhibit E	Form of Collateral Agreement
Exhibit F	[Reserved]
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Promissory Note
Exhibit I	Form of Intercompany Note
Exhibit J	[Reserved]
Exhibit K	Form of Non-Bank Tax Certificate
Exhibit L	Form of DIP Order
Exhibit M	Initial Budget
Exhibit N	Initial Emergence Budget

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Equity Interests
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 1.1(e)	Closing Date Subsidiary Guarantors
Schedule 1.1(f)	Closing Date Hedge Banks
Schedule 3.9	Existing Letters of Credit
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.18	Closing Date Gas Imbalance
Schedule 8.19	Closing Date Marketing Agreements
Schedule 8.20	Closing Date Hedge Agreements
Schedule 9.9	Closing Date Affiliate Transactions
[Schedule 9.13(b)	Further Assurances]
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2(d)	Closing Date Liens
Schedule 10.4(i)	Scheduled Dispositions
Schedule 10.5(d)	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 13.2	Notice Addresses

(1)  NTD — Forms of Exhibits to be mutually agreed.

v

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of [•], 2019, among EPE Acquisition LLC, a Delaware limited liability company (“Holdings”), EP Energy LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders and an issuer of Letters of Credit, and each other Issuing Bank from time to time party hereto.

WHERAS, the Borrower is a party to that certain Credit Agreement, dated as of May 24, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Existing RBL Credit Agreement”), among Holdings, the Borrower, the lenders from time to time party thereto (the “Existing RBL Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Existing RBL Agent”) and an issuing bank;

WHEREAS, on October 3, 2019 (the “Petition Date”), the Borrower and certain Affiliates of the Borrower (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, the Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Existing RBL Lenders provide it with a senior secured super-priority debtor-in-possession revolving credit and letter of credit facilities by converting their commitments under the Existing RBL Credit Agreement into commitments hereunder (the “DIP Facility”), to be used during the Chapter 11 Cases, and the Existing RBL Lenders party hereto as Lenders have indicated their willingness to lend on the terms and conditions set forth herein;

WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrower hereunder and the Borrower and each Guarantor have agreed to secure all of the Obligations of the Borrower under the Credit Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Lenders, a security interest in and lien upon all or substantially all of their assets; and

WHEREAS, pursuant to the terms of the DIP Order, all Obligations will be secured by valid perfected Liens on all or substantially all of the assets of the Credit Parties, having the priorities set forth in the DIP Order;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.                            Definitions.

1.1                               Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1%, (b) the Prime Rate and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the

Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month; provided further that, for purposes of this Agreement, in no event shall ABR be less than zero.  Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change.  If ABR is being used as an alternate rate of interest pursuant to Section 2.10(d) hereof, then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Plan of Reorganization” means a chapter 11 plan of reorganization, which shall (a) be consistent in all material respects with the Exit Facility Term Sheet and give effect to the transactions contemplated by the Exit Facility Term Sheet or (b) otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Required Revolving Lenders (as defined in the Exit Facility Term Sheet); provided, that, for the avoidance of doubt, the plan described in the “Restructuring Term Sheet” attached as Exhibit A to the Plan Support Agreement filed in the Chapter 11 Cases on October [•], 2019 shall constitute an “Approved Plan”.

“Adequate Protection Liens” has the meaning assigned in the DIP Order.

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Senior Secured Superpriority Debtor-in-Possession Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries or Holdings from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day, (a) with respect to any ABR Loan, 2.50% per annum or (b) with respect to any LIBOR Loan, 3.50% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) DeGolyer and MacNaughton, (d) Cawley, Gillespie & Associates, Inc., and (e) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

”Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the PV-10 of the Credit Parties’ Proved Developed Producing Reserves as set forth in the most recently delivered Reserve Report and (ii) Hedge Value of the Credit Parties’ Hedge Transactions set forth in the certificate most recently delivered to the Administrative Agent pursuant to Section 9.1(g) to (b) the sum of (i) the aggregate Total Exposures of all Lenders at such time and (ii) outstanding “Loans” under and as defined in the Existing RBL Credit Agreement; provided that the calculation of PV-10 of the Credit Parties’ Proved Developed Producing Reserves for purposes of calculating the Asset Coverage Ratio shall only require the following updates (to the extent applicable) as of the last day of the Monthly Test Period: (a) changes in strip prices for oil and natural gas, (b) wells brought online or Disposed of during such Monthly Test Period, (c) production forecast for wells with less than six months of production, (d) the termination or unwinding of, or creation of any off-setting positions in respect of, any commodity hedge positions or any other Hedge Transaction, and (e) other inputs if materially changed from the most recently delivered Reserve Report.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Total Commitment at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of Texas.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“benefited Lender” shall have the meaning provided in Section 13.8.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Budget” shall have the meaning provided in Section 9.1(k).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” is classified as a “capital lease”.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Restricted Subsidiaries, in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”.

“Carve-Out” shall have the meaning provided in the DIP Order.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean, after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), (a) the adoption of, or the taking effect of, any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administrative, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith or in the implementation thereof shall be deemed to be included as a Change in Law regardless of the date adopted, enacted, promulgated or implemented, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 generally on other borrowers of loans under United States reserve-based credit facilities.

“Change of Control” shall mean and be deemed to have occurred if any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than the greater of (A) 35% of the ordinary voting power for the election of directors of the Borrower and (B) the percentage of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower.

“Chapter 11 Cases” means the voluntary cases of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court from and after the Petition Date including any and all proceedings arising in or related to such cases.

“Closing Date” shall mean [•], 2019.

“Co-Investors” shall mean (a) the Sponsors, (b) any other investors party to that certain Interim Investors Agreement dated as of February 24, 2012(2) (as amended from time to time to the date hereof) and any other investors that may become party thereto prior to or on the Closing Date, in each case of this clause (b) disclosed to the Administrative Agent on or prior to the Closing Date, and (c) the respective Affiliates of the investors described in clause (b), excluding in each case any of their respective operating portfolio companies.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing any or all of the Obligations; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement dated as of the Closing Date and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Commitment” shall mean, (a) with respect to each Lender on the Closing Date, the portion of such Lender’s commitments under the Existing RBL Credit Agreement that shall be deemed to be “Commitments” under this Agreement from and after the Closing Date, which is set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Letter” shall mean that certain Commitment Letter dated as of October 18, 2019 between each Commitment Party (as defined in the Commitment Letter), Holdings and the Borrower.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.

“Confidential Information” shall have the meaning provided in Section 13.16.

(2)  NTD: Reference to be confirmed.

“Confirmation Order” means an order, in form and substance reasonably satisfactory to the Administrative Agent, confirming the Acceptable Plan of Reorganization and approving treatment of the Existing RBL Lenders consistent with the Exit Facility Term Sheet.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries, without giving effect to any amortization of the amount of intangible assets since December 31, 2011, calculated on a pro forma basis after giving effect to any subsequent acquisition or Disposition of a Person, business or assets.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Covered Entity” means any of the following:

(i)                                     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)                                  a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)                               a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.25.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, and any promissory notes issued by the Borrower under this Agreement.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Debtors” shall have the meaning provided in the recitals to this Agreement.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“DIP Facility” shall have the meaning provided in the recitals to this Agreement.

“DIP Order” means the final order of the Bankruptcy Court authorizing and approving the Debtors’ entry into and performance under the DIP Facility on a final basis, including the granting of the Liens in respect of the DIP Facility and adequate protection in respect of the Existing RBL Lenders, in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit L, with only such modifications thereto as are satisfactory in form and substance to the Administrative Agent and the Majority Lenders.

“Disposition” shall have the meaning provided in Section 10.4.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date; provided that, if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its Parent Entities or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Emergence Budget” shall have the meaning provided in Section 9.1(k).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, restrictions on use, operations or transferability, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower evidenced in writing delivered to the Agent, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Guarantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class, (c) any

Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements or (ii) any Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly-Owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Equity Interests of any Immaterial Subsidiary and any Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary, (g) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in a writing delivered to the Administrative Agent, and (h) any Equity Interests set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(b) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) any Foreign Subsidiary, (e) any Domestic Subsidiary (i) that is a FSHCO or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness of the type incurred pursuant to Section 10.1(k) and would be permitted by the proviso contained in subclause (C) of Section 10.1(k)(i) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee or granting such Liens would result in material adverse tax consequences as reasonably determined by the Borrower, and (h) each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Secured Hedge Transaction, if and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Secured Hedge Transaction (or any guarantee thereof) is or becomes (as a result of a Change in Law after the date such Secured Hedge Transaction is entered into) illegal under the Commodity Exchange Act of 1936, as amended, or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute a Qualified ECP Guarantor at the time such Credit Party’s guarantee or such Credit Party’s grant of such security interest becomes effective with respect to such Secured Hedge Transaction.  If a Hedging Obligation arises under a Hedge Agreement governing more than one Secured Hedge

Transaction, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to Secured Hedge Transactions for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) any Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 5.4(d), (e), (h) or (i) or (iv) any Tax imposed under FATCA.

“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule 3.9 and any amendments, extensions and renewals thereof.(3)

“Existing RBL Agent” shall have the meaning provided in the recitals to this Agreement.

“Existing RBL Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing RBL Credit Documents” shall have the meaning of the term “Credit Documents” set forth in the Existing RBL Credit Agreement.

“Existing RBL Lenders” shall have the meaning provided in the recitals to this Agreement.

“Exit Facility Term Sheet” shall mean the “Senior Secured Exit Facility Summary of Principal Terms and Conditions” attached to the Commitment Letter as Exhibit B thereto.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code,

(3)  NTD: Existing LC’s to be rolled into the DIP.

and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Assistant Treasurer (or equivalent officer) of such Person.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States other than any government or state sponsored plan or similar program that is not administered by the Borrower or any of its Subsidiaries.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests (and Indebtedness, if applicable) of one or more Foreign Subsidiaries that are CFCs or other FSHCOs.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” shall mean Holdings and each Domestic Subsidiary listed on Schedule 1.1(e) and each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos or asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Transaction is a Lender or Agent or an Affiliate of a Lender or Agent, or (y) at any time after it enters into a Hedge Transaction becomes a Lender or Agent or an Affiliate of a Lender or Agent or (b) with respect to any Hedge Transaction that is in effect on the Closing Date, any Person (other than the Borrower or any of its Subsidiaries) that (x) is a Lender or Agent or an Affiliate of a Lender or Agent on the Closing Date or (y) is listed on Schedule 1.1(f) (and, in the case of this clause (y), any Affiliate of such Person).

“Hedge Transaction” shall mean any trade or other transaction entered into by a Person under a Hedge Agreement.

“Hedge Value” shall mean, with respect to any commodity Hedge Transaction, the mark to market value of such Hedge Transaction.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 30, 2018, and the related audited statements of income and comprehensive income, statements of changes in shareholders’ equity and statements of cash flows for each of the fiscal years in the three-year period ended December 31, 2018 and (b) the unaudited interim consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2019, and the related statement of income and comprehensive income, statement of changes in shareholders’ equity and statement of cash flows for the fiscal quarter ended June 30, 2019.

“Holdings” shall have the meaning provided in the recitals to this Agreement.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) the principal component of all Capitalized Lease Obligations of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries,

(A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) [reserved], (vi) Production Payments and Reserve Sales, (vii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business and (viii) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

For purposes hereof, the amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Ineligible Institution” shall mean, subject to the provisions of Section 13.6(i), the persons identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, which list may be updated from time to time after the Closing Date with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) to add any operational competitors of the Borrower.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Budget” shall have the meaning provided in Section 6(j).

“Initial Emergence Budget” shall have the meaning provided in Section 6(j).

“Initial Reserve Report” shall mean the reserve engineers’ report, as of August 1, 2019.

“Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit I executed by the Borrower and each other Subsidiary of the Borrower.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall have the meaning provided in Section 10.5.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (a) JPMorgan Chase Bank, N.A., any of its Affiliates or any replacement or successor appointed pursuant to Section 3.6, (b) Citibank, N.A. and any of its Affiliates, and (c) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender).  If the Borrower requests JPMorgan Chase Bank, N.A. to issue a Letter of Credit, JPMorgan Chase Bank, N.A. may, in its discretion, arrange for such Letter of Credit to be issued by Affiliates of the Administrative Agent or any Lender, and in each such case the term “Issuing Bank” shall include any such Affiliate or Lender with respect to Letters of Credit issued by such Affiliate or Lender.  References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Junior Liens” means Liens on the Collateral that are subordinated to the Liens granted under the Credit Documents pursuant to an intercreditor agreement reasonably acceptable to the Administrative Agent.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within two Business Days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the DIP Facility, (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative

Agent that it will comply with its obligations under the DIP Facility, which failure is not cured after the date of such failure, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender or any Person that directly or indirectly controls such Lender, as the case may be, is or becomes the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

“Letter of Credit” shall have the meaning provided in Section 3.1 and shall include the Existing Letters of Credit.

“Letter of Credit Application” shall have the meaning provided in Section 3.2.

“Letter of Credit Commitment” shall mean $50,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period with respect to any Borrowing of a LIBOR Loan, the interest rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that if the quoted interest rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Borrowing of such LIBOR Loan for such Interest Period shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, then such rate shall be the rate at which dollar deposits of an amount comparable to the Borrowing of such LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) Production Payments and Reserve Sales and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of Unrestricted Cash of the Borrower and the Restricted Subsidiaries at such date.

“Loan” shall mean any loan made by any Lender to the Borrower pursuant to this Agreement.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or under any of the other Credit Documents; provided, however, that Material Adverse Effect shall expressly exclude any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing or commencement of the Chapter 11 Cases.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $25,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Monthly Test Period were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Monthly Test Period were equal to or greater than 5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not

Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Monthly Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Monthly Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”

“Maturity Date” shall mean the earliest to occur of (a) the Scheduled Maturity Date, (b) the effective date of an Acceptable Plan of Reorganization, (c) the closing of a sale of substantially all of the equity or assets of the Debtors (unless consummated pursuant to an Acceptable Plan of Reorganization), or (d) the termination of the DIP Facility during the continuation of an Event of Default, or termination under this Agreement or the DIP Order.

“Maximum Total Commitment” shall mean $[•](4).

“Measurement Date” means the fourth Friday following the Closing Date, commencing [•], 2019, and each fourth Friday thereafter.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Monthly Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(b)(ii), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Monthly Test Period” shall mean, as of any date of determination, the period of twelve consecutive calendar months then most recently ended for which Monthly Financials have been delivered to the Administrative Agent.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean the Oil and Gas Properties and other assets appertaining thereto that are encumbered by a Mortgage and such other Oil and Gas Properties and other assets appertaining thereto with respect to which a Mortgage is granted pursuant to Section 9.11 or is subject to a Lien under the terms of the DIP Order; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available

(4)  NTD: To be the commitments rolling into the DIP Credit Agreement.

under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage.  As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code, or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Transaction, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the filing of the Chapter 11 Cases.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.  Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Transaction and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedging Obligations under Secured Hedge Transactions or of the holders of Cash Management Obligations under Secured Cash Management Agreements.  Notwithstanding the foregoing, Excluded Swap Obligations shall not be an Obligation of any Guarantor that is not a Qualified ECP Guarantor.

“Oil and Gas Business” shall mean:

(a)                                 the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(b)                                 the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(c)                                  any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which Holdings or its Restricted Subsidiaries, directly or indirectly, participate;

(d)                                 any business relating to oil field sales and service; and

(e)                                  any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) through (d) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes (including interest, fines, penalties, additions to tax and related reasonable out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as a partnership) of Holdings and/or the Borrower, as applicable.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.16.

“Permitted Acquisition Consideration” shall mean in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof for the Borrower or its Restricted Subsidiaries.

“Permitted Holders” shall mean (i) the Co-Investors (and each Person to whom any Co-Investor transfers Equity Interests of the Borrower or any Parent Entity in connection with the primary equity syndication following the Closing Date), (ii) officers, directors, employees and other members of management of the Borrower (or any of its Parent Entities) or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (or any Parent Entity), (iii) any Person that has no material assets other than the capital stock of the Borrower and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests thereof and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a)                                 securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b)                                 securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally-recognized rating service);

(c)                                  commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally-recognized rating service);

(d)                                 time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank or trust company having combined capital, surplus and undivided profits of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e)                                  repurchase agreements with a term of not more than 180 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f)                                   marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally-recognized rating service);

(g)                                  shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h)                                 in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a)                                 Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b)                                 Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)                                  Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d)                                 Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e)                                  deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or otherwise constituting Investments permitted by Section 10.5;

(f)                                   ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g)                                  easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Oil and Gas Property;

(h)                                 (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k)                                 leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(l)                                     Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(m)                             Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n)                                 Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary;

(o)                                 Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that do not constitute Indebtedness for borrowed money and are not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and

(p)                                 any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(i) or 10.1(k), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(i) or 10.1(k), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning provided in the recitals to this Agreement.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate (other than any Multiemployer Plan).

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination on a Pro Forma Basis, all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Sections 10.1, 10.2, 10.5, 10.6 and 10.7, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, and (ii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Restricted Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Restricted Subsidiary as an Unrestricted Subsidiary, collectively.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-10” shall mean, with respect to any Proved Developed Producing Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.25.

“Qualified ECP Guarantor” means, in respect of any Secured Hedge Transaction, each Credit Party that has total assets exceeding $10,000,000 at the time such Secured Hedge Transaction is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act of 1936, as amended, or any regulation promulgated thereunder.

“Qualified Equity Interests” means any Equity Interests of Holdings or the Borrower or any Parent Entity other than Disqualified Stock.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, representatives and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.8(c).

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each June 30th or December 31st the Proved Reserves and the Proved Developed Reserves attributable to the Oil and Gas Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent.

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.14(c).

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(i).

“Scheduled Maturity Date” shall mean [•], 2020(5), or, if such date is not a Business Day, the Business Day immediately following such date.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services provided following the Petition Date by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Transaction” shall mean any Hedge Transaction entered into after the Petition Date by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Transaction, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12.2 appointed by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the DIP Order and (c) each other security agreement or other instrument or document executed and delivered pursuant to

(5)  NTD: 12 months from the Closing Date.

Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior 1.125L Secured 2026 Notes” shall mean the 7.750% senior secured notes due 2026 issued pursuant to the Senior 1.125L Secured 2026 Notes Indenture in an original aggregate principal amount of $1,000,000,000.

“Senior 1.125L Secured 2026 Notes Indenture” shall mean the Indenture, dated as of May 23, 2018, under which the Senior 1.125L Secured 2026 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior 1.25L Secured 2024 Notes” shall mean the 8.00% senior secured notes due 2024 issued pursuant to the Senior 1.25L Secured 2024 Notes Indenture in an original aggregate principal amount of $500,000,000.

“Senior 1.25L Secured 2024 Notes Indenture” shall mean the Indenture, dated as of November 29, 2016, under which the Senior 1.25L Secured 2024 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior 1.5L Secured 2024 Notes” shall mean the 9.375% senior secured notes due 2024 issued pursuant to the Senior 1.5L Secured 2024 Notes Indenture in an original aggregate principal amount of $1,091,792,000.

“Senior 1.5L Secured 2024 Notes Indenture” shall mean the Indenture, dated as of January 3, 2018, under which the Senior 1.5L Secured 2024 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior 1.5L Secured 2025 Notes” shall mean the 8.00% senior secured notes due 2025 issued pursuant to the Senior 1.5L Secured 2025 Notes Indenture in an original aggregate principal amount of $1,000,000,000.

“Senior 1.5L Secured 2025 Notes Indenture” shall mean the Indenture, dated as of February 6, 2017, under which the Senior 1.5L Secured 2025 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Secured Notes” shall mean the Senior 1.125L Secured 2026 Notes, the Senior 1.25L Secured 2024 Notes, the Senior 1.5L Secured 2024 Notes and the Senior 1.5L Secured 2.25 Notes.

“Senior Secured Notes Indentures” shall mean the Senior 1.125L Secured 2026 Notes Indenture, the Senior 1.25L Secured 2024 Notes Indenture, the Senior 1.5L Secured 2024 Notes Indenture and the Senior 1.5L Secured 2.25 Notes Indenture.

“Senior Unsecured 2020 Notes” shall mean the 9.375% senior notes due 2020 issued pursuant to the Senior Unsecured 2020 Notes Indenture in an original aggregate principal amount of $2,000,000,000.

“Senior Unsecured 2020 Notes Indenture” shall mean the Indenture, dated as of April 24, 2012, under which the Senior Unsecured 2020 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured 2022 Notes” shall mean the 7.75% senior notes due 2022 issued pursuant to the Senior Unsecured 2022 Notes Indenture in an original aggregate principal amount of $350,000,000.

“Senior Unsecured 2022 Notes Indenture” shall mean the Indenture, dated as of August 13, 2012, under which the Senior Unsecured 2022 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured 2023 Notes” shall mean the 6.375% senior notes due 2023 issued pursuant to the Senior Unsecured 2023 Notes Indenture in an original aggregate principal amount of $800,000,000.

“Senior Unsecured 2023 Notes Indenture” shall mean the Indenture, dated as of May 28, 2015, under which the Senior Unsecured 2023 Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the Senior Unsecured 2020 Notes, the Senior Unsecured 2022 Notes and the Senior Unsecured 2023 Notes.

“Senior Unsecured Notes Indentures” shall mean the Senior Unsecured 2020 Notes Indenture, the Senior Unsecured 2022 Notes Indenture and the Senior Unsecured 2023 Notes Indenture.

“Sponsors” shall mean (a) Apollo Global Management, LLC, (b) Access Industries, Inc., (c) Riverstone Holdings, L.P., (d) Korea National Oil Corporation, and (e) the respective Affiliates of the Persons described in the foregoing clauses (a) through (d), excluding in each case any of their respective operating portfolio companies.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subagent” shall have the meaning provided in Section 12.2.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1(a).

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Superpriority Claim” means a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code against a Debtor in any of the Chapter 11 Cases having priority over, subject to the terms of the DIP Order, any or all administrative expense claims, adequate protection and other diminution claims, priority and other unsecured claims, and all other claims against a Debtor or its estate, including claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105(a), 326, 328, 330, 331, 503(a), 503(b), 506(c), 507, 546, 552(b), 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Supported QFC” has the meaning assigned to it in Section 13.25.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Transactions, after taking into account the effect of any legally enforceable netting agreement relating to any Hedge Agreements under which such Hedge Transactions were entered into, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Transactions (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean the sum of the Commitments of the Lenders; provided that the Total Commitment shall not at any time exceed the Maximum Total Commitment.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“U.S. Lender” shall mean any Lender other than a Non-U.S. Lender.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 13.25.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, and (ii) no Default or Event of Default would result from such designation immediately after giving effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary.  The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would result from such Subsidiary Redesignation.

“Variance Measurement Period” shall have the meaning provided in Section 9.1(k).

“Variance Report” shall have the meaning provided in Section 9.1(k).

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors (or equivalent governing body) of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)                                  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)                                 Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)                                     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)                                    The word “will” shall be construed to have the same meaning as the word “shall”.

(k)                                 The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3                               Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.4                               Rounding.  Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5                               References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6                               Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

1.7                               Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8                               [Reserved].

1.9                               Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

1.10                        Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.                            Amount and Terms of Credit.

2.1                               Commitments.

(a)                                 Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make Loans denominated in Dollars to the Borrower, which Loans (i) shall be made initially on the Closing Date by converting a percentage of the loans outstanding of each Lender under the Existing RBL Credit Agreement set forth on Schedule 1.1(a) into Loans on the Closing Date,

(ii) shall otherwise be made at any time and from time to time on and after the entry of the DIP Order and prior to the Termination Date, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iv) may be repaid and reborrowed in accordance with the provisions hereof, (v) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Total Commitment and (vi) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Total Commitment.

(b)                                 Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2                               Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except that Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable).  More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3                               Notice of Borrowing.

(a)                                 Whenever the Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans (or prior to 12:00 p.m. noon two Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Closing Date initially as LIBOR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 11:00 a.m. on the date of each Borrowing of Loans that are to be ABR Loans.  Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4                               Disbursement of Funds.

(a)                                 No later than 1:00 p.m. on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Borrowing Notice to the Administrative Agent the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m.) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5                               Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding Loans.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c)                                  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H, as the case may be, evidencing the Loans owing to such Lender.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6                               Conversions and Continuations.

(a)                                 Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                                 If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing as a LIBOR Loan with an Interest Period of one month’s duration, effective as of the expiration date of such current Interest Period.

(c)                                  Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Transaction as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Transaction; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Transaction or related trade confirmation.

2.7                               Pro Rata Borrowings.  Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8                               Interest.

(a)                                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)                                 The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c)                                  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such nonpayment to the date on which such amount is paid in full (after as well as before judgment).

(d)                                 Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                   The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9                               Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of

LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be (i) a one-, two-, three- or six- or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine- or twelve-month period or (ii) any period shorter than one month (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) as requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a)                                 the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)                                 if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)                                 the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10                        Increased Costs, Illegality, Etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate (including, without limitation, because the LIBOR Rate is not available or published on a current basis) or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii)                                  that, due to a Change in Law occurring at any time after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)                                 At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law).  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)                                 Notwithstanding anything to the contrary set forth in the foregoing clause (a), if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i)(B) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i)(B) have not arisen but either (w) the supervisor for the administrator of the Reuters Screen LIBOR01 Page has made a public statement that the administrator of the Reuters Screen LIBOR01 Page is insolvent (and there is no successor administrator that will continue publication of the Reuters Screen LIBOR01 Page), (x) the administrator of the Reuters Screen LIBOR01 Page has made a public statement identifying a specific date after which the Reuters Screen LIBOR01 Page will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Reuters Screen LIBOR01 Page), (y) the supervisor for the administrator of the Reuters Screen LIBOR01 Page has made a public statement identifying a specific date after which the Reuters Screen LIBOR01 Page will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Reuters Screen LIBOR01 Page or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Reuters Screen LIBOR01 Page may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 13.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.10(d), only to the extent the LIBOR Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective, and (y) if any Notice of Borrowing requests a LIBOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

2.11                        Compensation.  If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13                        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14                        [Reserved].

2.15                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)                                 The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(i) or (ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment);

(c)                                  If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Total Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso of this Section 2.15(c) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure

(after giving effect to any partial reallocation pursuant this Section 2.15(c)), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)                                 So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)                                  If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f)                                   Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against that

Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16                        Payments and Claims.

(a)                                 Payment of Obligations. On the Termination Date, the Lenders shall be entitled to immediate payment of all Obligations without further application to, or order of, the Bankruptcy Court.

(b)                                 No Discharge; Survival of Claims.  Each Debtor agrees that (a) any Confirmation Order entered in the Chapter 11 Cases shall not discharge or otherwise affect in any way any of the Obligations, other than after the payment in full in cash to the Secured Parties of all Obligations (and the Cash Collateralization of all outstanding Letters of Credit in amount and subject to documentation satisfactory to the Issuing Bank) and termination of the Commitments on or before the effective date of an Acceptable Plan of Reorganization and (b) to the extent the Obligations are not satisfied in full, (i) the Obligations shall not be discharged by the entry of a Confirmation Order (and each Credit Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent, the Lenders, and each other Secured Party pursuant to the DIP Order and the Liens granted to the Administrative Agent pursuant to the DIP Order, in each case subject to the Carve-Out, shall not be affected in any manner by the entry of a Confirmation Order.

SECTION 3.                            Letters of Credit.

3.1                               Letters of Credit.

(a)                                 Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a Dollar denominated letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)                                 Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Total Commitment then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made (and, in any event, no Lender shall have any obligation to fund any L/C Participation in respect of any Unpaid Drawing after the L/C Maturity Date), (iv) [reserved], (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vi) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing, (vii) no Letter of Credit shall be issued by an Issuing Bank the Stated Amount of which, when added to the Letters of Credit Outstanding issued by such Issuing Bank, would exceed $50,000,000 (or such greater amount agreed to by such Issuing Bank in its sole discretion from time to time), and (viii) no Issuing Bank shall have an obligation to issue a Letter of Credit the proceeds of which would be available to any Person in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)                                  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2                               Letter of Credit Applications.

(a)                                 Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”).  Upon receipt of any Letter of Credit Application or amendment request, (i) the applicable Issuing Bank will use its best efforts to process such Letter of Credit Application on the Business Day on which such Letter of Credit Application is received, provided that such Letter of Credit Application is received no later than 12:00 p.m. on such Business Day, or (ii) otherwise, the first Business Day next succeeding receipt of such Letter of Credit Application.  No Issuing Bank shall issue any Letters of Credit unless such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met.

(b)                                 If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity

Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)                                  Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Issuing Bank shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided further that the notification requirements of this Section 3.2(c) shall not apply with respect to any Existing Letter of Credit.

(d)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3                               Letter of Credit Participations.

(a)                                 Immediately upon the issuance by an Issuing Bank of any Letter of Credit (and on the Closing Date, with respect to the Existing Letters of Credit), such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)                                 In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability.

(c)                                  In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by such Issuing Bank under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.  Each

L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. on the first Business Day after the date notified by such Issuing Bank in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)                                 Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)                                  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

3.4                               Agreement to Repay Letter of Credit Drawings.

(a)                                 The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars to such Issuing Bank or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent.  Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7.  The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing.  In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.  Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b)                                 The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such letter of Credit, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders or the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion, either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.5                               Increased Costs.  If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date.  A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6                               New or Successor Issuing Bank.

(a)                                 Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice to the Administrative Agent.  If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment.  The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back- stopped Letters of Credit.  After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(b)                                 To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7                               Role of Issuing Bank.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s unlawful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8                               Cash Collateral.

(a)                                 Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b)                                 If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized.

(c)                                  For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 105% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such cash collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, subject at all times, in each case, to a Control Agreement.

3.9                               Existing Letters of Credit.  Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 3.9 shall, effective as of the Closing Date and without any further action by the Borrower, be continued as a Letter of Credit hereunder and from and after the Closing Date shall be deemed a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

3.10                        Applicability of ISP and UCP.  Unless otherwise expressly agreed to by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP or the Uniform Customs and Practice for Documentary Credits shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.11                        Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms of this Agreement shall control.

3.12                        Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4.                            Fees; Commitments.

4.1                               Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date.  Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate equal to 0.50% per annum on the Available Commitment in effect on such day.

(b)                                 The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at a rate for each day equal to 3.50% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c)                                  The Borrower agrees to pay to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank).  Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d)                                 The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)                                  The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2                               Voluntary Reduction of Commitments.

(a)                                 Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Total Exposure of any such Lender does not exceed the Commitment of such Lender and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Total Commitment.

(b)                                 The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

4.3                               Mandatory Termination of Commitments.  The Total Commitment shall terminate at 5:00 p.m. on the Termination Date.

SECTION 5.                            Payments.

5.1                               Voluntary Prepayments.  The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)                                 the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (i) in the case of LIBOR Loans, three Business Days prior to such prepayment and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)                                 each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and

(c)                                  any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

5.2                               Mandatory Prepayments.

(a)                                 Repayment following Optional Reduction of Commitments.  If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Total Commitment (as reduced), then the Borrower shall on the same Business Day (i) prepay the remaining Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such excess as provided in Section 3.8.

(b)                                 [Reserved].

(c)                                  Application to Loans.  With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d)                                 LIBOR Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3                               Method and Place of Payment.

(a)                                 All payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind. Unless otherwise specifically provided herein, all such payments shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b)                                 For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4                               Net Payments.

(a)                                 Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or the applicable Issuing Bank or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Issuing Bank or Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Issuing Bank or Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.  Without duplication, after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)                                 The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)                                  The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent, the Collateral

Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                                 Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e)                                  Without limiting the generality of Section 5.4(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i)                                     deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit K) representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States), (B) Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Non-U.S. Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Non-U.S. Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Non-U.S. Lender’s inability to do so.

Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 12.9 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or a properly completed and executed applicable IRS Form W-8 certifying its non-U.S. status and its entitlement to any treaty benefits, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f)                                   If any Lender, any Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, the Issuing Bank, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent in the event the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority.  In such event, such Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential).  A Lender, an Issuing Bank, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim.  No Lender nor any Issuing Bank nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g)                                  If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Credit Party has paid additional amounts or indemnification payments, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax.  The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g).  Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)                                 Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.  Any U.S. Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such U.S. Lender’s inability to do so.

(i)                                     If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)                                    For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank.

(k)                                 The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5                               Computations of Interest and Fees.

(a)                                 Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6                               Limit on Rate of Interest.

(a)                                 No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)                                 Rebate of Excess Interest.  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.                            Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 [Reserved].

(c)                                  The Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in subclauses (i), (ii) and (iii) below:

(i)                                     a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official);

(ii)                                  a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:

(A)                               that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date,

(B)                               that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing general partner, managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)                               that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Credit Party has not been amended since the date of the last amendment thereto disclosed pursuant to subclause (i) above,

(D)                               as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(iii)                               a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(d)                                 The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of the Guarantee, the Collateral Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Guarantee, the Collateral Agreement.

(e)                                  All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens having the priority set forth in the DIP Order shall have been delivered to the Collateral Agent for filing, registration or recording.

(f)                                   All representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(g)                                  All “first-day” orders entered by the Bankruptcy Court following the commencement of the Chapter 11 Cases shall have not been reversed, vacated or stayed (except with the consent of the Majority Lenders).

(h)                                 The Bankruptcy Court shall have entered the DIP Order and such DIP Order shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent and the Majority Lenders.

(i)                                     The Administrative Agent shall have received (i) a thirteen-week cash flow forecast for the thirteen-week period following the Closing Date attached hereto as Exhibit M (the “Initial Budget”) and (ii) a cash flow forecast prepared on a monthly basis from the Closing Date through the

Borrower’s anticipated date of emergence from the Chapter 11 Cases attached hereto as Exhibit N (the “Initial Emergence Budget”).

(j)                                    The Agents shall have received all fees payable thereto or to any Lender (including any agent and arranger in respect of this DIP Facility) on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Credit Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Mayer Brown LLP) required to be reimbursed or paid by the Credit Parties hereunder or under any Credit Document.

(k)                                 (i) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act that has been requested not less than five (5) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(l)                                     After giving effect to any prepayment of Loans on the Closing Date, the amount of the Available Commitment shall be at least $[•](6).

(m)                             The Borrower shall have entered into Hedge Transactions with hedge counterparties with respect to not less than 80% of their reasonably anticipated monthly projected production of oil from Proved Developed Producing Reserves for each of the twelve (12) full months immediately following the Petition Date, and such Hedge Transactions shall continue to be in effect on the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 7.                            Conditions Precedent to All Subsequent Credit Events.

The agreement of each Lender to make any Loan requested to be made by it on any date after the Closing Date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of any Issuing Bank to issue Letters of Credit on any date (other than any Existing Letter of Credit) after the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)                                 At the time of each such Credit Event and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly

(6)  NTD — Reasonable minimum amount to be inserted based on budget and updated cash flows projections at date of Final Order.

relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b)                                 Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c)                                  Prior to the issuance of each Letter of Credit (other than any Existing Letter of Credit), the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

(d)                                 The DIP Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any material respect without the prior written consent of the Majority Lenders and the Administrative Agent.

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.                            Representations and Warranties.

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the date of each Credit Event, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1                               Corporate Status.  Each of the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) subject to entry of the DIP Order and subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Court, has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (c) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

8.2                               Corporate Power and Authority; Enforceability.  Subject to entry of the DIP Order and the terms thereof, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to entry of the DIP Order and further subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3                               No Violation.  Subject to entry of the DIP Order and the terms thereof, none of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof (a) will contravene any Requirement of Law except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default that is not executed by the Bankruptcy Code under, or result in the creation or imposition of (or the obligation to create or impose)

any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or the DIP Order, any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, and Permitted Liens) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except, in each case of clause (a) and (b), to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4                               Litigation.  Other than the Chapter 11 Cases and except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5                               Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U or Regulation X of the Board.

8.6                               Governmental Approvals.  Subject to entry of the DIP Order and the terms thereof, the execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents or the DIP Order and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7                               Investment Company Act.  No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8                               True and Complete Disclosure.

(a)                                 All written information (other than the Budget, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the DIP Facility or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date (with respect to Information provided prior to the Closing Date) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)                                 As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

8.9                               Financial Condition; Financial Statements.  The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the date of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and to the absence of footnotes.  Since the Closing Date, there has been no Material Adverse Effect.

8.10                        Tax Matters.  Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, (a) each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) and (b) the Borrower and each of the Subsidiaries have provided adequate reserves in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) for all Taxes of the Borrower and the Subsidiaries not yet due and payable.

8.11                        Compliance with ERISA.

(a)                                 Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4245 of ERISA) (or is reasonably likely to be insolvent or in reorganization); no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and no written notice of any such insolvency, reorganization, or endangered or critical status has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate; each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate, been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations or warranties in this Section 8.11(a) either (x) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or (y) is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases.  No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases.  With respect to any Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for “termination” or “reorganization” (within the meaning of Title IV of ERISA) of such plans under ERISA, are made to the best knowledge of the Borrower.

(b)                                 All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases.

8.12                        Subsidiaries.  Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date.  Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13                        Intellectual Property.  Other than as a result of the Chapter 11 Cases and subject to any necessary orders or authorization of the Bankruptcy Court, the Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.  The operation of the respective businesses of the Borrower and each of the Restricted Subsidiaries, as currently conducted and as proposed to be conducted, do not infringe, misappropriate, violate or otherwise conflict with the proprietary rights of any third party have obtained all intellectual property, except as would not reasonably be expected to have a Material Adverse Effect.

8.14                        Environmental Laws.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                 (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries.

(b)                                 Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.15                        Properties.  Other than as a result of the Chapter 11 Cases and subject to any necessary orders or authorization of the Bankruptcy Court:

(a)                                 Each Credit Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b)                                 All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c)                                  The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)                                 All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.16                        [Reserved].

8.17                        Insurance.  The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

8.18                        Gas Imbalances, Prepayments.  On the Closing Date, except as set forth on Schedule 8.18, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding [•] Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

8.19                        Marketing of Production.  On the Closing Date, except as set forth on Schedule 8.19, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the Closing Date.

8.20                        Hedge Transactions.  Schedule 8.20 sets forth, as of the Closing Date, a true and complete list of all material commodity Hedge Transactions of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Closing Date and for which a mark to market value is reasonably available), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

8.21                        Patriot Act; Sanctions.

(a)                                 On the Closing Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act.

(b)                                 The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

8.22                        No Material Adverse Effect.  Since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

8.23                        Foreign Corrupt Practices Act.  None of the Borrower or any of the Restricted Subsidiaries, nor, to the knowledge of the Borrower or any of the Restricted Subsidiaries, or any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

8.24                        Budget.  To the best knowledge of the Borrower, the Credit Parties have not failed to disclose to the Administrative Agent (or any of its advisors) any material assumptions with respect to the Budget and the Borrower affirms the reasonableness of the material assumptions set forth in the Budget in all material respects.

8.25                        Priority and Liens.  Upon entry of the DIP Order and the delivery and execution of this Agreement, the Obligations shall have the status and lien priority set forth in the DIP Order and herein.

SECTION 9.                            Affirmative Covenants.

The Borrower hereby covenants and agrees that until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1                               Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 Annual Financial Statements.  Within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements) prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, the occurrence of the Maturity Date within one year from the date such opinion is delivered).  Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, the occurrence of the Maturity Date within one year from the date such opinion is delivered).

(b)                                 Quarterly and Monthly Financial Statements.  (i) Within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.  Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other.

(ii)                                  Commencing with the fiscal month ending [•], 2019, within thirty five days after the end of each fiscal month of the Borrower, the consolidated balance sheet and income statement of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c)                                  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the financial covenants set forth in Section 10.11 at the end of such period, and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d)                                 Notice of Default; Litigation; Change of Beneficial Ownership.  Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding (other than the filing of the Chapter 11 Cases) pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect, and (iii) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

(e)                                  Environmental Matters.  Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)                                     any pending or threatened Environmental Claim against any Credit Party or any Oil and Gas Properties;

(ii)                                  any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Oil and Gas Properties;

(iii)                               any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv)                              the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f)                                   Other Information.  (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement), (iii) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time, and (iv) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(g)                                  Certificate of Authorized Officer — Hedge Transactions.  Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material commodity Hedge Transactions of the Borrower and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 8.20 or on any previously delivered certificate delivered pursuant to this clause (g), any margin required or supplied under any credit support document and the counterparty to each such agreement.

(h)                                 Certificate of Authorized Officer — Gas Imbalances.  Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, certifying that as of the last Business Day of the most recently ended fiscal year or period, as applicable, except as specified in such certificate, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding [•] Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

(i)                                     Certificate of Authorized Officer — Production Report and Lease Operating Statement.  Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month.

(j)                                    Lists of Purchasers.  At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party who collectively account for at least 85% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the fiscal year for which such financial statements relate.

(k)                                 Budget Reporting.

(i)                                     On [•], 2019 and on each fourth Thursday thereafter the Company will provide to the Administrative Agent (i) a new thirteen-week budget covering the thirteen-week period commencing on the immediately preceding Saturday and otherwise in form and substance substantially similar to the Initial Budget (such budget, together with the Initial Budget, the “Budget”) and (ii) a new monthly budget covering the period commencing on the immediately preceding Saturday through the period ending on the Borrower’s anticipated emergence from the Chapter 11 Cases and otherwise in form and substance substantially similar to the Initial Emergence Budget (such budget, together with the Initial Emergence Budget, the “Emergence Budget”);

(ii)                                  Concurrently with the delivery of the new thirteen-week budget pursuant to clause (i) above, the Company will provide to the Administrative Agent a variance report (the “Variance Report”) detailing the following:

(A)                               the aggregate and line item detail for (1) Operating Disbursements(7) of the Credit Parties and their Subsidiaries during the four week period ending on the Measurement Date and (2) Operating Cash Receipts of the Credit Parties and their Subsidiaries during the four week period ending on the Measurement Date (in the case of the first Variance Report, for the period from [•], 2019 through [•], 2019) (the “Variance Measurement Period”); and

(B)                               any variance (whether plus or minus and expressed as a percentage) between (1) the aggregate Operating Disbursements made during such Variance Measurement Period by the Credit Parties and their Subsidiaries against the aggregate Operating Disbursements set forth in the Budget for such Variance Measurement Period and (2) the aggregate Operating Cash Receipts made during such Variance Measurement Period by the Credit Parties and their Subsidiaries against the aggregate Operating Cash Receipts set forth in the Budget for such Variance Measurement Period.

(iii)                               Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, written notice (which may be electronic notice) of any material change to Operating Disbursements set forth in the Budget in an aggregate amount in excess of $20,000,000 through the Borrower’s anticipated emergence from the Chapter 11 Cases; provided, that, any such written notice delivered to the counsel or advisors for the Administrative Agent shall constitute notice to the Administrative Agent as required by this clause (iii).

(l)                                     Certificate of Authorized Officer — Marketing Agreements.  Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material marketing agreements (which are not cancellable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the last day of such fiscal year or period, as applicable.

(m)                             Advance Notice of Pleadings.  As soon as reasonably practicable in advance of filing with the Bankruptcy Court, the DIP Order and all other proposed orders and pleadings related to the Loans and the Credit Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, Adequate Protection Liens, any plan of reorganization and/or any disclosure statement related thereto (and, in the case of the “second

(7)  NTD: Operating Disbursements and Operating Cash Receipts are line items in budget.

day” orders, which shall be in form and substance reasonably satisfactory to the Majority Lenders (it being understood that drafts approved by counsel to the Majority Lenders prior to the Petition Date and all orders entered prior to the date of this Agreement are satisfactory)).

It is understood that (A) in the event that in respect of the Senior Unsecured Notes, the Senior Secured Notes or any Permitted Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis, such consolidated reporting at Holdings’ or such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b)(i) of this Section 9.1 for the Borrower will satisfy the requirements of Section 9.1(a) or Section 9.1(b)(i), as applicable, and (B) documents required to be delivered pursuant to Sections 9.1(a), Section 9.1(b) and Section 9.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2                               Books, Records and Inspections.

(a)                                 The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent (at the direction of the Majority Lenders) or officers and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent), to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the financial records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances, accounts and condition of the Borrower or any such Restricted Subsidiary with its and their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit per fiscal year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in Section 9.1(f)(iii) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)                                 The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain financial records in accordance with GAAP.

9.3                               Maintenance of Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby.

9.4                               Payment of Taxes.  The Borrower shall, and shall cause each Restricted Subsidiary to, pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP, (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (iii) such payment is excused by, or otherwise prohibited by, the Bankruptcy Code or as a result of the Chapter 11 Cases.

9.5                               Consolidated Corporate Franchises.  The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6                               Compliance with Statutes, Regulations, Etc.  Subject to any necessary Bankruptcy Court approval, the Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where (i) the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) payment is excused by, or otherwise prohibited by, the provisions of the Bankruptcy Code or as a result of the Chapter 11 Cases.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7                               ERISA.

(a)                                 Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the

Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)                                 Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8                               Maintenance of Properties.  Subject to any necessary order or authorization from the Bankruptcy Court, the Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, (x) where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect or (y) for the rejection of any contract in connection with the pendency of the Chapter 11 Cases that is permitted pursuant to an Acceptable Plan of Reorganization or a motion filed by or after consultation with the Majority Lenders (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a)                                 operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)                                 keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)                                  to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 9.8.

9.9                               Transactions with Affiliates.  The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions involving aggregate payments or consideration in excess of $5,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a)                                 [reserved];

(b)                                 [reserved];

(c)                                  equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower (or any Parent Entity thereof) permitted under Section 10.6;

(d)                                 [reserved];

(e)                                  loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(f)                                   employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(g)                                  [reserved];

(h)                                 transactions pursuant to agreements in existence on the Petition Date set forth on Schedule 9.9 or any amendment thereto or arrangement similar thereto to the extent such an amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(i)                                     Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6, and Section 10.7;

(j)                                    [reserved];

(k)                                 any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(l)                                     transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(m)                             [reserved];

(n)                                 the issuance, sale or transfer of Equity Interests of the Borrower to Holdings (or another Parent Entity) in connection with capital contributions by Holdings or such other Parent Entity to the Borrower;

(o)                                 any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate; and

(p)                                 transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower, Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

9.10                        End of Fiscal Years; Fiscal Quarters.  The Borrower will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11                        Additional Guarantors, Grantors and Collateral.  Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute (A) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor, (B) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder, and (C) a joinder to the Intercompany Note.

9.12                        Use of Proceeds.  Subject to the DIP Order, the Borrower will use the proceeds of Loans and Letters of Credit for (i) the acquisition, development and exploration of Oil and Gas Properties, for working capital and general corporate purposes (including Permitted Acquisitions) and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets, (ii) the payment of professional fees as provided for in the DIP Order, (iii) the payment of expenses incurred in the administration of the Chapter 11 Cases or permitted by the “first-day” or “second-day” orders and (iv) payments due hereunder or under the DIP Order.

9.13                        Further Assurances.

(a)                                 Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, Mortgages and other documents) that the Collateral Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)                                 [The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13(b) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13(b) with respect to such action or such later date as the Administrative Agent may reasonably agree.]

(c)                                  Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.  In addition, notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or allow such easements, covenants, rights of way or similar instruments (and Administrative Agent will agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary for Borrower’s operations and otherwise permitted by this Agreement and the other Credit Documents.

9.14                        Reserve Reports.

(a)                                 On or before March 31st and September 30th of each year, commencing [•], the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st and June 30th, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America), together with such other reports, data and supplemental information, as may, from time to time, be reasonably requested by the Majority Lenders.  Each Reserve Report (x) as of December 31 shall be prepared by one or more Approved Petroleum Engineers or (y) as of June 30 shall be prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary.

(b)                                 [Reserved].

(c)                                  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i)                                     in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(ii)                                  the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(iii)                               except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than those (x) Disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Oil and Gas Properties are free of all Liens except for Liens permitted by Section 10.2;

(iv)                              except as set forth on an exhibit to such certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.18 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(v)                                 none of the Oil and Gas Properties have been Disposed of since the date of the most recently delivered Reserve Report except those Oil and Gas Properties listed on such certificate as having been Disposed of; and

(vi)                              the certificate shall also attach, as schedules thereto, a list of all material marketing agreements (which are not cancellable on 60 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six months from the last day of such fiscal year or period, as applicable.

9.15                        [Reserved].

9.16                        Change in Business.  The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date, the business of Industry Investments by the Borrower and its Restricted Subsidiaries and other business activities incidental, reasonably related or ancillary to any of the foregoing.

9.17                        Holdings Covenant.  Holdings covenants and agrees that until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations

under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full, Holdings will not engage at any time in any business or business activity other than (i) ownership of the Equity Interests in the Borrower, together with activities related or incidental thereto, (ii) performance of its obligations under and in connection with the Credit Documents, the Senior Unsecured Notes, the Senior Secured Notes and the incurrence and performance of Indebtedness not prohibited by Section 10.1, (iii) issuing, selling and redeeming its Equity Interests, (iv) paying taxes, (v) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required to maintain its corporate or other legal structure or to participate in tax, accounting or other administrative matters as a member of the consolidated group of the Credit Parties, (vi) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests, (vii) receiving, and holding proceeds of, Restricted Payments from the Borrower and the Subsidiaries and distributing the proceeds thereof to the extent not prohibited by Section 9.9 or Section 10.6, (viii) activities in connection with the formation and maintenance of the existence of any Parent Entity (it being understood that notwithstanding anything to the contrary herein or in any Credit Document, there shall be no restriction on the formation of any Parent Entity), (ix) providing indemnification to officers and directors, (x) activities permitted hereunder or as otherwise required by Requirements of Law and (xi) activities incidental to the business or activities described in each foregoing clause of this Section 9.17.

9.18                        Bankruptcy Pleadings.  The Borrower shall use commercially reasonable efforts to provide the Administrative Agent copies of all material pleadings and motions (including any plan of reorganization and any disclosure statement related thereto) to be filed by or on behalf of the Borrower or any of the other Credit Parties with the Bankruptcy Court in the Chapter 11 Cases at least two (2) Business Days prior to filing (or such shorter period as the Administrative Agent may agree), which such pleadings shall include the Administrative Agent as a notice party.

SECTION 10.                     Negative Covenants.

The Borrower hereby covenants and agrees that until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1                        Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)                                 Indebtedness arising under (i) the Existing RBL Credit Agreement and the Existing RBL Credit Documents and (ii) the Credit Documents;

(b)                                 Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Unsecured Notes in aggregate outstanding principal amount not to exceed $[•] and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing;

(c)                                  Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Secured Notes in aggregate outstanding principal amount not to exceed $[•] and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing;

(d)                                 Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the

Closing Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit I or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit I, in each case, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(e)                                  Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(f)                                   subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(f) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(g)                                  Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sub-licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (g), (h), (i), (q), (r) and (s);

(h)                                 (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred prior to or within 270 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such assets; (ii) Indebtedness arising under Capital Leases (A) in effect on the Closing Date and (B) Capital Leases incurred after the Closing Date in an aggregate amount not to exceed $50,000,000; and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(i)                                     Indebtedness outstanding on the Petition Date (provided that any Indebtedness that is in excess of $1,000,000 individually shall only be permitted under this clause (i) to the extent such Indebtedness is set forth on Schedule 10.1) and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(j)                                    Indebtedness in respect of Hedge Transactions;

(k)                                 [reserved];

(l)                                     [reserved];

(m)                             [reserved];

(n)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(o)                                 (i) other additional Indebtedness and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness, provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(o) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, exceed $15,000,000;

(p)                                 Indebtedness consisting of additional debtor-in-possession financing secured by Junior Liens and liens junior to the Prepetition Obligations (as defined in the DIP Order); provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(p) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, exceed $150,000,000;

(q)                                 Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r)                                    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services that are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(s)                                   Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with any Permitted Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(t)                                    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(u)                                 Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(v)                                 [reserved];

(w)                               Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(x)                                 Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(y)                                 [reserved];

(z)                                  Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the Cash Management Services (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(aa)                          Indebtedness incurred on behalf of, or Guarantee Obligations in respect of the Indebtedness of, joint ventures (regardless of the form of legal entity) that are not Subsidiaries in principal amount, when aggregated with the outstanding principal amount of Indebtedness incurred pursuant to this clause (aa), not to exceed, at the time of incurrence thereof, $1,000,000; and

(bb)                          all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (z) above.

10.2                        Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                 Liens arising under (i) the Existing RBL Credit Agreement and the Existing RBL Credit Documents to secure the obligations thereunder and (ii) the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b)                                 Permitted Liens;

(c)                                  (x) Liens (including liens arising under Capital Leases to secure Capital Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates), and (y) Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1;

(d)                                 Liens existing on the Petition Date; provided that any Lien securing Indebtedness in excess of $1,000,000 individually or $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2(d)) shall only be permitted to the extent such Lien is listed on Schedule 10.2(d);

(e)                                  Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.2; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall not be any different than the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;

(f)                                   [reserved];

(g)                                  [reserved];

(h)                                 Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i)                                     Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j)                                    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)                                     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m)                             Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)                                 Liens in respect of Production Payments and Reserve Sales; provided that such Liens attach at all times only to the Oil and Gas Properties from which the Production Payments and Reserve Sales have been conveyed;

(r)                                    [reserved];

(s)                                   [reserved];

(t)                                    Liens on Equity Interests in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(u)                                 Liens securing any Indebtedness permitted by Section 10.1(c) or Section 10.1(p);

(v)                                 Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) such Lien materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w)                               [reserved];

(x)                                 Liens securing Indebtedness not to exceed $5,000,000 in the aggregate outstanding at any time;

(y)                                 [reserved];

(z)                                  [reserved]; and

(aa)                          Adequate Protection Liens.

10.3                        Limitation on Fundamental Changes.  Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a)                                 any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (E) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (F) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(b)                                 any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (B) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c)                                  any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)                                 any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, (A) an “Investment” and subject to the limitations set forth in Section 10.5 and (B) a “Disposition” and subject to the limitations set forth in Section 10.4; and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e)                                  any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f)                                   [reserved]; and

(g)                                  to the extent that no Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4                        Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or terminate, unwind or create any off-setting positions in respect of any commodity hedge positions or any other Hedge Transaction, whether now in effect or hereafter created or entered into, or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a)                                 the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)                                 the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and Reserve Sales and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition (i) is for Fair Market Value (determined by the Borrower in good faith), (ii) does not exceed $25,000,000 in the aggregate with all other Dispositions permitted by this Section 10.4(b);

(c)                                  the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d)                                 the Borrower and any Restricted Subsidiary may affect any transaction permitted by Section 10.2, 10.3, 10.5 or 10.6;

(e)                                  the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f)                                   Dispositions (including like-kind exchanges) of property (other than Oil and Gas Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g)                                  Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h)                                 Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(i);

(i)                                     Dispositions listed on Schedule 10.4(i) (each, a “Scheduled Disposition” and collectively, the “Scheduled Dispositions”);

(j)                                    transfers of property (i) subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral; provided that the net cash proceeds of such Casualty Event or condemnation proceeding, if any, are received by the Borrower or a Subsidiary Guarantor or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(k)                                 Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l)                                     the termination or unwinding of, or creation of any off-setting positions in respect of, any commodity hedge positions or any other Hedge Transaction to the extent otherwise permitted by this Agreement;

(m)                             Dispositions of Oil and Gas Properties that are not Collateral and other assets not included in the Collateral in the aggregate amount not to exceed $1,000,000 with all other Dispositions permitted by this Section 10.4(m); and

(n)                                 Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (m) above.

10.5                        Limitation on Investments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a)                                 extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b)                                 Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c)                                  loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances);

(d)                                 (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Petition Date as set forth on Schedule 10.5(d), (ii) Investments existing on the Petition Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5(d) (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Petition Date and set forth on Schedule 10.5(d) as of the Petition Date);

(e)                                  Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f)                                   [reserved];

(g)                                  Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower, (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary, and (iii) by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor, valued at the Fair Market Value (determined by the Borrower in good faith) of such Investment at the time each such Investment is made, in an aggregate amount outstanding pursuant to this Section 10.5(g)(iii) that, at the time such Investment is made, would not exceed $5,000,000;

(h)                                 [reserved];

(i)                                     [reserved];

(j)                                    Investments, provided that the aggregate amount outstanding of all such Investments, valued at the Fair Market Value (determined by the Borrower in good faith) of each such Investment at the time made, shall not exceed $25,000,000;

(k)                                 Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(l)                                     [reserved];

(m)                             Investments consisting of Restricted Payments permitted under Section 10.6;

(n)                                 [reserved];

(o)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(p)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(q)                                 advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(r)                                    guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)                                   Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)                                    Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(u)                                 [reserved];

(v)                                 To the extent constituting Investments, Hedge Transactions permitted by Section 10.1 and Section 10.10;

(w)                               Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c));

(x)                                 in the case of the Borrower and its Restricted Subsidiaries, Investment consisting of (i) intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (ii) intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries;

(y)                                 Investments resulting from pledges and deposits under clauses (c), (d) and (e) of the definition of “Permitted Liens” and clauses (j), (o), (w) and (x) of Section 10.2;

(z)                                  advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(aa)                          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(bb)                          any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (aa) above or in connection with a Disposition permitted pursuant to Section 10.4.

10.6                        Limitation on Restricted Payments.  The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or the Equity Interests of any Parent Entity or set aside any amount for any such purpose (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower or any Parent Entity, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a)                                 the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof to) redeem in whole or in part any of its or a Parent Entity’s Equity Interests in exchange for another class of its (or such parent’s) Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b)                                 the Borrower may pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the aggregate amount of all such payments does not exceed $1,000,000;

(c)                                  to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;

(d)                                 to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by Section 10.3;

(e)                                  [reserved];

(f)                                   the Borrower may make and pay Restricted Payments to Holdings or any other Parent Entity of the Borrower:

(i)                                     [reserved];

(ii)                                  the proceeds of which shall be used to allow any Parent Entity to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses) to the extent attributable to the ownership or operation of the Borrower, it being understood that 100% of the foregoing costs and expenses shall be deemed attributable to the ownership and operation of the Borrower at all times when such Parent Entity does not have any material operations and Holdings owns no material assets other than the Equity Interests of the Borrower;

(iii)                               the proceeds of which shall be used by such Parent Entities to pay Restricted Payments contemplated by Section 10.6(b); and

(iv)                              the proceeds of which shall be used to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of any Parent Entity, to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, it being understood that 100% of the foregoing costs and expenses shall be deemed attributable to the ownership and operation of the Borrower at all times when such Parent Entity does not have any material operations and Holdings owns no material assets other than the Equity Interests of the Borrower;

(g)                                  [reserved];

(h)                                 the Borrower may pay any dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i)                                     [reserved];

(j)                                    [reserved]; and

(k)                                 the Borrower may make payments described in Sections 9.9(f) and (h) (subject to the conditions set out therein).

10.7                        Limitations on Debt Payments and Amendments.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to prepay, repurchase or redeem or otherwise defease the Senior Unsecured Notes or the Senior Secured Notes (or any Permitted Refinancing Indebtedness in respect of any of the foregoing)(it being understood that payments of regularly-scheduled cash interest in respect of the Senior Unsecured Notes or the Senior Secured Notes (or any Permitted Refinancing Indebtedness in respect of any of the foregoing)); provided, however, that the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease the Senior Unsecured Notes or the Senior Secured Notes (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) (A) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness or (B) by converting or exchanging the Senior Unsecured Notes or the Senior Secured Notes (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) to Qualified Equity Interests of the Borrower or any Parent Entity;

(b)                                 The Borrower will not amend or modify the Senior Unsecured Notes Indentures or the Senior Secured Notes Indentures that constitutes Material Indebtedness or the terms applicable thereto or the documentation governing any Permitted Refinancing Indebtedness thereof, other than amendments or modifications that (A) would not be materially adverse to the Lenders (as determined in good faith by the Borrower), taken as a whole, or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness; and

(c)                                  Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

10.8                        Negative Pledge Agreements.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a)                                 (i) exist on the Petition Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b)                                 are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c)                                  represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Guarantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;

(d)                                 arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(e)                                  are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business;

(f)                                   are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(g)                                  are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(h)                                 comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(i)                                     are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(j)                                    are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k)                                 restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(l)                                     are imposed by Requirements of Law;

(m)                             exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Indebtedness being refinanced;

(n)                                 customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(o)                                 are customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;

(p)                                 are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents or documentation with respect to the Senior Unsecured Notes or the Senior Secured Notes as determined by the Borrower in good faith;

(q)                                 are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(r)                                    are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(s)                                   are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9                        Limitation on Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)                                 contractual encumbrances or restrictions in effect on the Petition Date, including pursuant to the Credit Documents and any Hedging Obligations;

(b)                                 the Senior Unsecured Notes Indenture, the Senior Unsecured Notes and related guarantees, the Senior Secured Notes Indenture, the Senior Secured Notes, and related guarantees and any related collateral documents and the Existing RBL Credit Agreement and the Existing RBL Credit Documents;

(c)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(d)                                 any applicable Requirement of Law;

(e)                                  any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f)                                   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary;

(g)                                  secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1 and Section 10.2 that limit the right of the Credit Parties to dispose of the assets securing such Indebtedness;

(h)                                 restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)                                     other Indebtedness, Disqualified Stock or preferred stock of (i) Restricted Subsidiaries permitted to be incurred subsequent to the Petition Date pursuant to Section 10.1 so long as either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Petition Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to impair the ability of the Borrower to make scheduled payments of cash interest on the Loans when due or (ii) Foreign Subsidiaries as to such Foreign Subsidiaries and their Subsidiaries;

(j)                                    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(k)                                 customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(l)                                     any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10                 Hedge Transactions.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Transaction with any Person other than:

(a)                                 Hedge Transactions in respect of commodities entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Transactions then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Transactions) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 85% of the reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves (as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable) for the sixty-six (66) month period from the date of creation of such hedging arrangement (the “Ongoing Hedges”).

(b)                                 Other Hedge Transactions (other than any Hedge Transaction in respect of equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.

(c)                                  It is understood that for purposes of this Section 10.10, the following Hedge Transactions shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Transaction intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Transaction intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Transactions such that the combination of such Hedge Transactions is not speculative taken as a whole.

(d)                                 For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream

10.11                 Financial Covenants.

(a)                                 Liquidity.  The Borrower will not permit Liquidity to be less than $25,000,000 as of the end of each Business Day.

(b)                                 Asset Coverage Ratio.  The Borrower will not permit the Asset Coverage Ratio as of the last day of any Monthly Test Period ending on the last day of each fiscal month of the Borrower to be less than 1.25 to 1.00.

10.12                 [Reserved].

10.13                 Use of Credit Extensions in Violation of Sanctions.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.14                 Superpriority Claims.  The Borrower will not, and will not permit any of its Restricted Subsidiaries, without the consent of the Administrative Agent, to create or permit to exist any Superpriority Claim other than Superpriority Claims permitted by the DIP Order and the orders approving the “first day” motions in respect of the Chapter 11 Cases; provided, however that such Superpriority Claims shall be subject to the Carve-Out.

10.15                 Bankruptcy Orders.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of the Administrative Agent’s or any Lender’s remedies hereunder or under any other Credit Document, except as specifically provided in the DIP Order, (b) without the consent of the Majority Lenders, seek to change or otherwise modify any DIP Order, or (c) without the consent of the Majority Lenders, propose, file, solicit votes with respect to or support any chapter 11 plan or debtor in possession financing unless (i) such plan or financing would, on the date of effectiveness, pay in full in cash all Obligations or (ii) such plan is an Acceptable Plan of Reorganization.

SECTION 11.                     Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1                        Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2                        Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3                        Covenants.  Any Credit Party shall:

(a)                                 default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the Borrower) or Section 10.11; or

(b)                                 default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4                        Default Under Other Agreements.

(a)                                 The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to Indebtedness in respect of any Hedge Transaction, termination events or equivalent events pursuant to the terms of the corresponding Hedge Agreements under which such Hedge Transaction is entered into and (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such

Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower; provided that this clause (a) shall not apply to any Indebtedness outstanding hereunder any Indebtedness of any Credit Party that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Credit Party) unless such Indebtedness has been accelerated and the enforcement of remedies with respect to such Indebtedness shall not have been stayed by the commencement of the Chapter 11 Cases, or

(b)                                 Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (i) with respect to Indebtedness in respect of any Hedging Obligations, other than due to a termination event or equivalent event pursuant to the terms of the Hedge Agreements under which the applicable Hedge Transaction was entered into and (ii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof; provided that this clause (b) shall not apply to any Indebtedness outstanding hereunder any Indebtedness of any Credit Party that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Credit Party) unless such Indebtedness has been accelerated and the enforcement of remedies with respect to such Indebtedness shall not have been stayed by the commencement of the Chapter 11 Cases.

11.5                        [Reserved].

11.6                        ERISA.

(a)                                 Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); and

(b)                                 there would result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c)                                  such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.

11.7                        Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.8                        Security Documents.  The Collateral Agreement, Mortgage or any other Security Document pursuant to which assets of the Borrower and the Credit Parties with an aggregate fair market value in excess of $25,000,000 are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.9                        Judgments.  One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $25,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed (including as a result of the automatic stay under the Chapter 11 Cases) for a period of 60 consecutive days.

11.10                 Change of Control.  A Change of Control shall have occurred.

11.11                 Bankruptcy Related Events.

(a)                                 The filing of a motion by the Credit Parties seeking dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code.

(b)                                 The dismissal or conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code.

(c)                                  The appointment of a trustee, examiner (other than a fee examiner) or other person with expanded powers in any of the Chapter 11 Cases.

(d)                                 The payment or granting of adequate protection (other than the Adequate Protection Liens) without the prior written consent of the Majority Lenders or the Administrative Agent (at the direction of the Majority Lenders).

(e)                                  Any Liens granted with respect to the DIP Facility shall cease to be valid, perfected and enforceable in all material respects with the priority in the DIP Order.

(f)                                   The entry of one or more orders of the Bankruptcy Court modifying the automatic stay to allow any third party to proceed with foreclosure (or a deed in lieu of foreclosure) against assets having a value in excess of $25,000,000 in the aggregate without the prior written consent of the Majority Lenders.

(g)                                  The Credit Parties failure to comply with any other material term of the DIP Order.

(h)                                 (i) An order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying (for a period of seven (7) days or more), vacating or otherwise modifying the DIP Order, or any Credit Party shall apply for the authority to do so, in each case in a manner that is materially adverse to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and the Majority Lenders; (ii) an order shall have been entered by the Bankruptcy Court modifying the Adequate Protection Liens granted in the DIP Order in a manner that is materially adverse to the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent and the Majority Lenders, (iii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the obligations under the Credit Documents, (iv) any Credit Party shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not provide for payment in full of the Obligations (other than contingent indemnity obligations not then due) (without the prior consent of the

Administrative Agent and the Majority Lenders) or (v) other than with respect to the Carve-Out, a final non-appealable order in the Chapter 11 Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders.

(i)                                     Except as permitted by the DIP Order or as otherwise agreed to by the Administrative Agent and the Majority Lenders, any Credit Party shall make any payment on the Senior Secured Notes and the Senior Unsecured Notes, other than (x) payments set forth in the Budget or (y) payments provided for in the DIP Order or authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court; provided, however, any fees or expenses paid in connection with any plan support agreement or backstop commitment agreement approved by the Bankruptcy Court shall not be considered a payment on the Senior Secured Notes.

(j)                                    Any of the Credit Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Credit Party) any motion to, (1) disallow in whole or in part any of the obligations arising under this Agreement or any other Credit Document, (2) disallow in whole or in part any of the Indebtedness owed by the Credit Parties under the Prepetition Note Documents or (3) challenge the validity and enforceability of the Liens or security interests granted under any of the Credit Documents or in the DIP Order.

then, and in any such event, subject to the DIP Order and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement:  (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.8(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.  In addition, subject to the DIP Order, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

11.12                 Application of Proceeds.  Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Transactions and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.8, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of cash collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 12.                     The Agents.

12.1                        Appointment.

(a)                                 Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Section 12 (other than Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities (except those expressly set forth herein, or any fiduciary relationship with the Collateral Agent, any Issuing Bank or any Lender) (regardless of whether a Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)                                 The Administrative Agent, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities (except those expressly set forth herein) or any fiduciary relationship with the Administrative Agent, any Issuing Bank or any Lender (regardless of whether a Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing, the Collateral Agent shall not be subject to any fiduciary or other implied duties.

12.2                        Delegation of Duties.  The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3                        Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or, except with respect to any physical certificate or instrument representing Pledged Securities (as defined in the Collateral Agreement) in the possession of the Agent, the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.  The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

12.4                        Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the

Administrative Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law.  For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5                        Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Majority Lenders or each individual lender, as applicable.

12.6                        Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or any Issuing Bank.  Each Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7                        Indemnification.  The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

12.8                        Agents in Its Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9                        Successor Agents.  Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Majority Lenders.  Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above.  Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9).  The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Issuing Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

12.10                 Withholding Tax.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10.  For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Issuing Bank.

12.11                 Security Documents and Collateral Agent under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may (a) execute any documents, releases or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any applicable Guarantor from the

Guarantee in connection with such Disposition or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.  The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent may, without any further consent of any Lender, enter into or amend any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (e) (with respect to Liens securing Indebtedness permitted under Section 10.1), (f), (j), (o), (p) and (t) of Section 10.2 or otherwise permitted to be senior to the Liens of Administrative Agent or Collateral Agent on such property; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

12.12                 Right to Realize on Collateral and Enforce Guarantee.

(a)                                 Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(b)                                 Subject to the DIP Order, the Secured Parties hereby irrevocably authorize the Collateral Agent to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (ii) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the written direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations that were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.1 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations that were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party that will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

12.13                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.14                 Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)                                     none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                                  The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 13.                     Miscellaneous.

13.1                        Amendments, Waivers and Releases.

(a)                                 Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion of, or extend the Maturity Date or the date for the payment, of the Loans or any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender, or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definition of the term “Majority Lenders” (it being understood that, with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), or amend any other provision of this Agreement that expressly provides that the consent of all Lenders or all affected Lenders is required, or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend the provisions of Section 4.2(a) or Section 11.12 or any analogous provision of any Security Document, in a manner that would by its terms alter the proportionate reduction of Commitments or the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (vi) [reserved], or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (x) [reserved], or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b)                                 Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit

Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(c)                                  [Reserved].

(d)                                 Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse to the Lenders or (ii) to the extent necessary to cure any ambiguity, omission, defect or inconsistency so long as, in each case with respect to this clause (ii), the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

13.2                        Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to the Borrower, the Administrative Agent, the Collateral Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)                                 if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5                        Payment of Expenses; Indemnification.

(a)                                 The Borrower agrees to pay or reimburse on a monthly basis (and in any event as required by the DIP Order), without the requirement of prior Bankruptcy Court approval and whether incurred before or after the Petition Date, (a) the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements (including recording and filing fees) and other charges of Mayer Brown LLP, in its capacity as counsel to the Agents, and one counsel in each appropriate local jurisdiction (excluding any allocated costs of in-house counsel) and certain reasonable and documented out-of-pocket costs and expenses of Lenders as the Borrower may agree to pay or reimburse, and (b) each Issuing Bank and Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, in each case, whether before or after the occurrence of an Event of Default, including the reasonable fees, disbursements and other charges of one counsel, and one counsel in each appropriate local jurisdiction to the Administrative Agent, Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may, with the Borrower’s consent (not to be unreasonably withheld or delayed), retain its own counsel),

(b)                                 The Borrower agrees to pay, indemnify, and hold harmless each Lender, Issuing Bank and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed), retain its own counsel), with respect (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents and (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such).  No Person entitled to indemnification under clause (b) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement, except to the extent that such damages have resulted from the willful misconduct or gross negligence of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor (except solely as a result of the indemnification obligations of the Borrower or any of its Subsidiaries set forth above) shall any such Person, the Borrower or any of its Subsidiaries have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)                                  All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail, accompanied, if requested by the Borrower, by reasonable supporting documentation.  The agreements in this Section 13.5 shall survive repayment of the Loans and payment of all other amounts payable hereunder.  This Section 13.5 shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim, which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5.

13.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than Holdings, the Borrower, its Subsidiaries, any natural person, any Ineligible Institution or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent of:

(A)                               the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment if an Event of Default under Section 11.1 has occurred and is continuing or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                               the Administrative Agent and each Issuing Bank (in each case, not to be unreasonably withheld or delayed).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), (e), (h) and (i), as applicable).

(iii)                               Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks, credit insurers or other entities other than any Defaulting Lender, any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders), the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6).  To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6.  Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)                                 Any Lender may, without the consent of the Borrower, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H, evidencing the Loans owing to such Lender.

(e)                                  Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee this Agreement and the other Credit Documents, information regarding the Loans and the Letters of Credit, and any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)                                   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)                                  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This Section 13.6(g) may not be amended without the written consent of the SPV.  Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.5 and 5.4 as though it were a Lender), and Sections 2.12 and 13.7, and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.  Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent (which consent shall not be unreasonably withheld or delayed).

(h)                                 [Reserved].

(i)                                     Ineligible Institutions.  The Borrower has delivered to the Administrative Agent on or prior to the Closing Date a list of Ineligible Institutions, which list may be updated from to time by the Borrower in order to add one or more operational competitors of the Borrower to such list; provided that (A) in order to be effective, any such update must be provided in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or such other address as the Administrative Agent (including any successor Administrative Agent) shall designate in writing to the Borrower) with confirmation of receipt requested, (B) such update shall not be effective until three (3) Business Days after receipt of written confirmation from the Administrative Agent, (C) notwithstanding anything to the contrary included in the original list of Ineligible Institutions or any such update to such list, no Affiliate of any specified Ineligible Institution shall be considered an Ineligible Institution unless Affiliates are expressly indicated in the original list or any such update and then only to the extent any such Affiliate is clearly identifiable solely on the basis of the similarity of its name to the specified Ineligible Institution, and (D) in no event shall any updates to the list of Ineligible Institutions provide for retroactive effect (and any statement to the contrary contained in any such update shall be disregarded and have no effect).  In the event that a Lender proposes in good faith to assign all or a portion of its Commitments and Loans in accordance with clause (b) of this Section 13.6 to a bona fide assignee, such Lender may request in writing to the Borrower (with a copy to the Administrative Agent) that the Borrower confirm in writing that the specified proposed assignee is not an Ineligible Institution, and the Borrower will either respond to such request in good faith promptly following receipt, but in any event with three (3) Business Days or, if the Borrower does not so respond, such Lender may deem such proposed assignee as not constituting an Ineligible Institution.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any assignee Lender or Participant or prospective assignee Lender or Participant is an Ineligible Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Ineligible Institution.

13.7                        [Reserved].

13.8                        Adjustments; Set-off.

(a)                                 If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)                                 Subject to the DIP Order, after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15(f) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf’ or a “tif’), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11                 Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.  To the extent there are any inconsistencies between the terms of this Agreement or any Credit Document and the DIP Order, the provisions of the DIP Order shall govern.

13.12                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND

INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

13.13                 Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, in the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f)                                   agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14                 Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Issuing Banks, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the other Agents, the Issuing Banks, and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any other Agent, any Issuing Bank or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, any Issuing Bank, or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, any Issuing Bank or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates, each Issuing Bank and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent, or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; (v) neither it nor any of its Subsidiaries will assert any claim against the Administrative Agent, any Agent, any Issuing Bank or any Lender based on an alleged breach of fiduciary duty by any such Person in connection with this Agreement and the transactions contemplated hereby; and (vi) none of the Administrative Agent, any Agent, any Issuing Bank or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15                 WAIVERS OF JURY TRIAL.  THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16                 Confidentiality.  The Administrative Agent, each other Agent, any Issuing Bank and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries with respect to the Borrower or any of its subsidiaries and their businesses (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, any Issuing Bank’s or such other Agent’s attorneys, advisors, financial or business consultants, accountants, independent auditors, trustees, agents or Affiliates (and any Affiliate’s attorneys, professional advisors, independent auditors, trustees or agents), in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, and (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; (g) to any other party to this Agreement, (h) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, or (i) subject to an agreement containing provisions substantially the same as those of this Section 13.16, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (2) any actual or prospective party (or its advisors) to any swap, derivative or other transaction relating to the Borrower and its obligations; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, any Issuing Bank and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Issuing Bank or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17                 Release of Collateral and Guarantee Obligations.

(a)                                 The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party (other than Holdings), to the extent such Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence and [Section 5(g) of the Guarantee]) and (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary.  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.  In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset (including the termination of any Control Agreement).

(b)                                 Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge

Transaction, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Transaction, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18                 USA PATRIOT Act.  The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20                 Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21                 Disposition of Proceeds.  The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default and subject to the DIP Order, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders

hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22                 Collateral Matters; Hedge Agreements.  The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Transaction, in each case, after giving effect to all netting arrangements relating in any Hedge Agreements under which such Secured Hedge Transaction was entered into or (b) under any Secured Cash Management Agreement provided that, with respect to any Secured Hedge Transaction or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Section 12 shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder and each such Hedge Bank or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Section 12.  No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Transaction or Secured Cash Management Agreement.

13.23                 Agency of the Borrower for the Other Credit Parties.  Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

13.24                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

13.25                 Acknowledgement Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution

Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURE PAGES FOLLOW]

Exhibit B

Exhibit B

EP Energy LLC
Senior Secured Exit Facility
Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Exit Facility.  Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached.

Borrower:	EP Energy LLC, a Delaware limited liability company (the “Borrower”).

Holdings:	EPE Acquisition, LLC, a Delaware limited liability company (“Holdings”).

Exit Facility Administrative Agent:

JPMorgan Chase Bank, N.A. (“JPMCB”), acting through one or more of its branches or affiliates, will act as sole administrative agent for the Exit Facility (as defined below) (in such capacity, the “Exit Facility Administrative Agent”) and sole collateral agent for the Exit Facility (in such capacity, the “Exit Facility Collateral Agent”), and will perform the duties customarily associated with such roles.

Lead Arranger:	JPMCB will act as the lead arranger for the Exit Facility (in such capacity, the “Exit Facility Arranger”), and will perform the duties customarily associated with such role.

Bookrunner:	JPMCB will act as the bookrunner for the Exit Facility (the “Exit Facility Bookrunner”), and will perform the duties customarily associated with such role.

Exit Facility:

On the Exit Facility Conversion Date (as defined below), the DIP Facility and all outstanding Prepetition RBL Claims that were not converted into the DIP Facility will, subject to the terms and conditions set forth herein, automatically be converted to the senior secured exit credit facility comprising the Exit Revolving Facility and the Exit Term Facility (each as defined below) (collectively, the “Exit Facility”).

Exit Revolving Facility:

On the Exit Facility Conversion Date, the DIP Facility and the remaining principal amount of any Prepetition RBL Claims (if any) of each Prepetition RBL Lender that is also a DIP Lender(8) (as defined below) will, subject to the terms and conditions set forth herein, automatically be converted to a senior secured, first-out, revolving credit facility subject to a Borrowing Base (as defined below) and with commitments in an aggregate maximum principal amount of up to $629,420,912 less the aggregate principal amount of the Exit Term

(8)  To the extent 100% Lender approval is obtained, the second out tranche mechanics/terms will be removed.

Facility, if any, (the “Exit Revolving Facility”). The loans under the Exit Revolving Facility are collectively referred to as “Revolving Loans” and the lenders making commitments under the Exit Revolving Facility are collectively referred to as “Revolving Lenders”.

Each Revolving Lender’s “Commitment” under the Exit Revolving Facility means, with respect to such Revolving Lender, its commitment to make Revolving Loans and acquire participations in Letters of Credit under the Exit Revolving Facility, expressed as an amount that shall be at any time the lesser of (i) such Revolving Lender’s Maximum Exit Commitment Amount (as defined below) and (ii) such Revolving Lender’s Applicable Revolving Commitment Percentage (as defined below) of an amount equal to (x) the Borrowing Base at such time minus (y) the Term Facility Amount (as defined below) at such time.

As of the Exit Facility Conversion Date, each Revolving Lender’s commitment with respect to the Exit Facility shall be listed on the commitment schedule to the Exit Facility Documentation (with respect to each Revolving Lender, such Revolving Lender’s “Maximum Exit Commitment Amount”). Thereafter, no Revolving Lender’s Commitment shall be increased above such amount without its consent notwithstanding an increase in the Borrowing Base approved by all of the Revolving Lenders.

“Applicable Revolving Commitment Percentage” means, at any time, for each Revolving Lender, the percentage obtained by dividing (a) such Revolving Lender’s Maximum Exit Commitment Amount at such time by (b) the aggregate amount of all Revolving Lender’s Maximum Exit Commitment Amounts at such time; provided that at any time when the Commitments have been terminated, each Revolving Lender’s Applicable Revolving Commitment Percentage shall be the percentage obtained by dividing (i) such Revolving Lender’s Total Revolving Outstandings (as defined below) at such time by (ii) the aggregate Total Revolving Outstandings of all Revolving Lenders at such time.

Exit Term Facility:

On the Exit Facility Conversion Date, the aggregate principal amount of any Prepetition RBL Claims of each Prepetition RBL Lender that is not a DIP Lender (if any, the “Term Lenders” and together with the Revolving Lenders, collectively, the “Lenders”) will automatically be converted to a non-amortizing, last-out term loan facility secured in a manner pari passu with the Exit Revolving Facility (the “Exit Term Facility”). The loans under the Exit Term Facility are collectively referred to as “Term Loans” and together with Revolving Loans, the “Exit Loans”. “Term Facility Amount” means, at any time from and after the Exit Facility Conversion Date, an amount equal to the aggregate outstanding principal of all Term Loans at such time.

Without limiting the payment priority set forth in the mandatory and voluntary prepayment provisions below, all proceeds of Collateral (as defined below) after the occurrence and during the continuance of an event of default shall be allocated, first, to pay all amounts outstanding under the Exit Revolving Facility (including, without limitation, interest, principal, fees, unreimbursed amounts drawn under Letters of Credit (as defined below) and cash-collateralization of undrawn Letters of Credit) and, second, to pay amounts outstanding under the Exit Term Facility.

Swingline Facility:

In connection with the Exit Revolving Facility, JPMCB (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility (the “Swingline Facility”) in U.S. dollars under which the Borrower may make short-term borrowings upon same-day notice ((so long as notice delivered by 3:00 pm New York City time) in a maximum amount at any time outstanding not to exceed $25,000,000 and in a minimum amount of $100,000 and integral increments of $10,000 in excess thereof, subject to customary notice requirements provided that no swingline loans shall be made if such swingline loan would cause the Total Revolving Outstandings to exceed the Revolving Loan Limit (as defined below). Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce Availability (as defined below) under the Exit Revolving Facility on a dollar-for-dollar basis. Repayment of swingline loans must occur on or prior to the earlier of 15 business day after the making of such loan or the swingline maturity date.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan, on a pro rata basis, based upon their commitments under the Exit Revolving Facility.

If any Revolving Lender becomes a Defaulting Lender (as defined below), then the swingline exposure of such Defaulting Lender will automatically be reallocated among Revolving Lenders that are not Defaulting Lenders, on a pro rata basis in accordance with their Commitments under the Exit Revolving Facility, up to an amount such that the revolving credit exposure of each Revolving Lender that is not a Defaulting Lender does not exceed its respective Commitment. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would cause Total Revolving Outstandings to exceed the aggregate Commitments of the Revolving Lenders that are not Defaulting Lenders.

Letters of Credit:

The Exit Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit up to an aggregate amount of $100,000,000 (the “Letters of Credit”); provided that no Letter of Credit shall be issued if the stated amount of such Letter of Credit would cause the Total Revolving Outstandings to exceed the Revolving Loan Limit. Letters of Credit will be issued by JPMCB, Citi, and other consenting Revolving Lenders at the Borrower’s request if reasonably acceptable to the Exit Facility Administrative Agent (each, an “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (a) one year after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the Exit Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank at 103% of the undrawn stated amount thereof, provided, that no Revolving Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its respective Commitment). Each Issuing Bank (other than the Exit Facility Administrative Agent or its affiliates) shall provide at least once weekly a list of all then outstanding Letters of Credit issued by it.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Exit Revolving Facility) within one business day after the drawing if notice thereof is received from the relevant Issuing Bank by 11:00 am New York City time on the next business day following such drawing (or within one business day of receipt of the notice if notice is received after 11:00 am). To the extent that the Borrower does not reimburse the Exit Facility Administrative Agent for the account of the Issuing Bank within the time period specified above, the Revolving Lenders under the Exit Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Commitments.

If any Revolving Lender becomes a Defaulting Lender (as defined below), then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the Revolving Lenders that are not Defaulting Lenders pro rata in accordance with their Commitments under the Exit Revolving Facility up to an amount such that the revolving credit exposure of each such non-Defaulting Revolving Lender does not exceed its respective Commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit at 103% of the undrawn stated amount thereof and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the Commitments of the Revolving Lenders that are not Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to such Issuing Bank’s reasonable satisfaction at 103% of the undrawn stated amount thereof.

Defaulting Lenders:	The Exit Facility shall also contain usual and customary provisions regarding Defaulting Lenders.

“Defaulting Lender” means any Lender that (a) has failed, within two business days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or swingline loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Exit Facility Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under the Exit Facility Documentation (as defined below) (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Revolving Loan under the Exit Facility Documentation cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three business days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and swingline loans under the Exit Facility Documentation, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Exit Facility Administrative Agent, or (d) has become the subject of (i) a bankruptcy event or (ii) a bail-in action under the European Union bail-in regime.

Purpose / Use of Proceeds:

On the Exit Facility Conversion Date, (a) the Prepetition RBL Claims of the Term Lenders shall be automatically converted into Term Loans on a dollar for dollar basis, (b) the proceeds of Revolving Loans up to an aggregate amount such that the Borrower satisfies the conditions precedent to the Exit Facility Conversion Date (including the Term Facility Amount and the borrowing of Revolving Loans hereunder) may be used (i) to repay in full all outstanding amounts owing under the DIP Facility, (ii) for payments contemplated by the Approved Plan, and (iii) for the payment of fees and expenses in connection with the Transactions (including fees and expenses related to the Credit Parties’ emergence from the Chapter 11 Cases); and (c) letters of credit under the DIP Facility that are outstanding on the Exit Facility Conversion Date shall automatically be deemed to have been issued under the Exit Revolving Facility.

“Approved Plan” means a chapter 11 plan for the Credit Parties (as defined below) and, at the Borrower’s option, any other affiliated debtors and debtors in possession, which shall (a) be consistent in all material respects with this Term Sheet and give effect to the transactions contemplated by this Term Sheet, or (b) otherwise be in form and substance reasonably satisfactory to the Exit Facility

Administrative Agent and the Required Revolving Lenders (as defined below). For the avoidance of doubt, the plan described in the “Restructuring Term Sheet” attached as Exhibit A to the Plan Support Agreement filed in the Chapter 11 Cases on October 18, 2019 shall constitute an Approved Plan.

On any date after the Exit Facility Conversion Date:

(a) the proceeds of Revolving Loans will be used by the Borrower (i) for the acquisition, development and exploration of oil and gas properties, (ii) to provide for the working capital needs of the Borrower and its restricted subsidiaries and (iii) for other general corporate purposes of the Borrower and its restricted subsidiaries (including, without limitation, for permitted acquisitions), subject to the limitations set forth below the section captioned “Revolving Availability”; and

(b) swingline loans and Letters of Credit (as defined below) will be used by the Borrower and its restricted subsidiaries for general corporate purposes and to support deposits required under purchase agreements pursuant to which the Borrower or one or more restricted subsidiaries may acquire oil and gas properties and other assets.

Revolving Availability:

From and after the Exit Facility Conversion Date, so long as the Total Revolving Outstandings do not exceed the Revolving Loan Limit: (i) loans under the Exit Revolving Facility will be available at any time (on same day notice in the case of ABR loans (as defined in Annex I)) if notice is made prior to 11:00 am New York City time on such day, or prior to 1:00 pm New York City time at least 3 business days, in the case of LIBOR loans, in minimum principal amounts of $500,000 and increments of $100,000 in excess thereof, (ii) Letters of Credit will be available to be issued as described in the section captioned “Letters of Credit,” (iii) swingline loans will be available as described in the section captioned “Swingline Facility”, and (iv) amounts repaid under the Exit Revolving Facility may be reborrowed.

The “Total Revolving Outstandings” means, at any time, the aggregate principal amount of Revolving Loans then outstanding plus the aggregate stated amount of all issued Letters of Credit and, without duplication, all unreimbursed disbursements under any Letter of Credit as of such date (unless cash collateralized or backstopped at 103% of the stated amount thereof pursuant to arrangements reasonably acceptable to the relevant Issuing Bank), and the aggregate principal amount at such time outstanding under the Swingline Facility.

The “Revolving Loan Limit” means, at any time, the lesser of (i) the aggregate amount of the Revolving Lenders’ Maximum Exit Commitment Amount and (ii) the amount (if positive) equal to the Borrowing Base (as defined below) then in effect less the Term Facility Amount at such time.

“Availability” shall mean an amount (if positive) equal to the Revolving Loan Limit less Total Revolving Outstandings.

Borrowing Base:

The borrowing base for the Exit Facility (the “Borrowing Base”) at any time shall be based on (i) the Credit Parties’ proved oil and gas reserves included in the most recently delivered Reserve Report (as defined below) that are located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the terms set forth below, and (ii) such other reports, data and supplemental information (including the existence of any hedge transactions or other indebtedness) as may be reasonably requested by the Required Revolving Lenders (“Other Engineering Materials”).

Not less than thirty (30) days prior to, the Borrower’s anticipated Exit Facility Conversion Date, the Borrower shall deliver to the Exit Administrative Agent and the Revolving Lenders a reserve report prepared as of December 31, 2019 (the “Initial Reserve Report”) by Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Consultants, L.P., DeGolyer and MacNaughton, Cawley, Gillespie & Associates, Inc., or another independent petroleum engineering firm reasonably acceptable to the Exit Facility Administrative Agent and the Borrower (any such firm, an “Approved Petroleum Engineer”) and any Other Engineering Materials (and, to the extent the actual date of the hearing to confirm the Approved Plan is materially delayed, such updates or supplemental material prepared internally by the Borrower as the Exit Facility Administrative Agent shall reasonably request). Within fifteen (15) days after receipt by the Exit Facility Administrative Agent of such Reserve Report and Other Engineering Materials, the Exit Facility Administrative Agent shall recommend to the Revolving Lenders an initial Borrowing Base to become effective on the Exit Facility Conversion Date. Thereafter, the Revolving Lenders shall, not later than fifteen (15) days after receipt of the Exit Facility Administrative Agent’s recommended initial Borrowing Base, approve the recommended initial Borrowing Base or propose an alternative initial Borrowing Base. The Exit Facility Administrative Agent and each Revolving Lender shall determine the initial Borrowing Base in its respective sole discretion and consistent with its respective normal and customary oil and gas lending criteria as they exist at the particular time (and, for the avoidance of doubt, in a manner consistent with its application of any guidelines promulgated by the Office of the Comptroller of the Currency or other governmental authority as then in effect (“Regulatory Guidelines”)). The initial Borrowing Base shall (a) be the largest amount approved by the Exit Facility Administrative Agent and all of the Revolving Lenders, (b) become effective on the Exit Facility Conversion Date, and (c) remain in effect until the Borrowing Base is otherwise redetermined in accordance with the Exit Facility Documentation.

From and after the Exit Facility Conversion Date, the Borrowing Base shall be redetermined semi-annually on or about May 1st and November 1st of each year, commencing with the first May 1st or

November 1st to occur at least 90 days after the Exit Facility Conversion Date, based upon (a) a reserve report prepared as of the immediately preceding December 31st and June 30th, respectively, and other related information, and delivered on or before April 1st and October 1st, respectively (each such report, a “Reserve Report”), and (b) Other Engineering Materials, if any, required to be delivered to the Exit Facility Administrative Agent.

Each Reserve Report as of December 31st shall be prepared by one or more Approved Petroleum Engineers. Each Reserve Report as of June 30th shall be prepared, at the election of the Borrower, (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the chief engineer of the Borrower in a manner consistent with the preceding December 31st Reserve Report.

Unscheduled redeterminations of the Borrowing Base may be made at any time (a) at the request of the Borrower (including prior to the first scheduled redetermination date as described above) not more than twice in any period of 12 consecutive months, (b) at the request of the Exit Facility Administrative Agent (at the direction of the Required Revolving Lenders), following the first scheduled redetermination, not more than twice in any period of 12 consecutive months, and (c) if requested by the Borrower, at any time between scheduled redeterminations in the event it acquires oil and gas properties with proved reserves that are to be Borrowing Base Properties (as defined below) having a PV 10 (calculated at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition.

To the extent any redetermination represents an increase in the Borrowing Base in effect prior to such redetermination, such Borrowing Base will be the largest amount approved by all of the Revolving Lenders and, to the extent any redetermination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such redetermination, such Borrowing Base will be the largest amount approved by the Required Revolving Lenders. Each redetermination of the Borrowing Base shall be made by the Exit Facility Administrative Agent and each Revolving Lender in its respective sole discretion and consistent with its respective normal and customary oil and gas lending criteria as they exist at the particular time (and, for the avoidance of doubt, in a manner consistent with its application of the Regulatory Guidelines).

In addition to the foregoing, after the Exit Facility Conversion Date, the Borrowing Base will also be subject to adjustments between redeterminations as a result of:

(i)                                     sales or other dispositions (including in connection with the designation of unrestricted subsidiaries and investments or dispositions of equity interest in a restricted subsidiary owning oil and gas properties) of Borrowing Base Properties included in the most recently delivered Reserve Report relied on by the Revolving Lenders in determining the

Borrowing Base, since the later of (A) the last redetermination date and (B) the last adjustment made pursuant to this clause (i) or the following clause (ii), with an aggregate borrowing base value exceeding 7.5% (or 10% in the aggregate, when combined with any monetization, disposition, or termination of any hedge or swap positions contemplated in the following clause (ii)) of the Borrowing Base then in effect whereupon the Borrowing Base may be reduced by an amount up to the aggregate borrowing base value of such sold or disposed Borrowing Base Properties and monetized, disposed or terminated hedge positions, as applicable and without duplication of any reduction pursuant to the following clause (ii);

(ii)                                  monetization, disposition or early termination of any hedge or swap positions (net of any positions entered into (1) contemporaneously with such monetization, disposition or termination or (2) subsequent to the last redetermination of the Borrowing Base) relied on by the Revolving Lenders in determining the Borrowing Base, since the later of (A) the last redetermination date and (B) the last adjustment made pursuant to this clause (ii) or the preceding clause (i), with an aggregate borrowing base value exceeding 7.5% (or 10% in the aggregate, when combined with any sales or dispositions of Borrowing Base Properties contemplated in the preceding clause (i)) of the Borrowing Base then in effect, whereupon the Borrowing Base may be reduced by an amount up to the aggregate borrowing base value of such monetized, disposed or terminated hedge positions and such sold or disposed Borrowing Base Properties, as applicable and without duplication of any reduction pursuant to the preceding clause (i); and

(iii)                               the issuance or incurrence of any Permitted Additional Debt (as defined below) (other than Permitted Additional Debt constituting permitted refinancing indebtedness incurred to refinance indebtedness, but only to the extent that the aggregate principal amount of permitted refinancing indebtedness incurred to refinance such indebtedness does not result in an increase in the principal amount thereof above the principal amount originally incurred or issued up to the original principal amount of the refinanced indebtedness), in which case the Borrowing Base shall be automatically reduced by $0.25 for every $1.00 of Permitted Additional Debt.

The Borrower may within three (3) business days of its receipt of a new Borrowing Base notice, elect in its sole discretion a reduced Borrowing Base.

“Permitted Additional Debt” shall mean any senior, senior subordinated or subordinated indebtedness issued by the Borrower or a Guarantor (as defined below), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 120th day after the Maturity Date (as defined below) as of the date of determination (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not adverse to the interests of the Exit Facility Administrative Agent, the Exit Facility Collateral Agent or the Lenders in any material respect, taken as a whole, relative to the terms of the Borrower’s Indenture dated as of May 28, 2015, and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an authorized officer of the Borrower delivered to the Exit Facility Administrative Agent at least three business days prior to the incurrence or issuance of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the relevant criteria set forth above, as applicable, shall be conclusive evidence that such terms and conditions satisfy such relevant standard, (c) if such indebtedness is subordinated in right of payment to the Obligations (as defined below), the terms of such indebtedness provide for customary subordination of such indebtedness to the Obligations and (d) no subsidiary of the Borrower (other than a Guarantor) is an obligor under such indebtedness.

Accordion:

The Exit Facility will permit the Borrower to increase commitments under the Exit Revolving Facility (any such increase, an “Incremental Increase”) at any time on or after the Exit Facility Conversion Date in a minimum amount of $10,000,000 per increase (and increments of $1,000,000 above that minimum), by up to a maximum aggregate incremental commitment increase of $300,000,000; provided that (a) the Exit Revolving Facility shall not exceed an amount equal to the Borrowing Base then in effect less the Term Facility Amount; (b) no existing Lender will be required to participate in any such Incremental Increase without its consent; (c) no event of default under the Exit Facility shall exist before or after giving effect thereto; (d) the Incremental Increase shall be on the same terms and pursuant to the same documentation applicable to the Exit Revolving Facility (provided that the Applicable Margin (as defined below) of such Incremental Increase may be higher than that for the then existing Exit Revolving Facility, in which case, the Applicable Margin for the then existing Exit Revolving Facility shall be increased to be consistent with that for such Incremental Increase); and (e) the maturity date of the Incremental Increase shall be the same as the Maturity Date.

The Borrower may seek commitments in respect of the Incremental Increase, in its sole discretion, from either existing Revolving Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become Revolving Lenders in connection therewith (“Additional Lenders”), or from both existing Revolving Lenders and Additional Lenders, in each case with the consent of the Exit Facility Administrative Agent, the Swingline Lender and each Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed).

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:

If any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans.

Final Maturity:

The Exit Facility will mature, and lending commitments will terminate, on the earlier of July 31, 2024 and the date that is four (4) years after the Exit Facility Conversion Date (such date, the “Maturity Date”).

Guarantees:

All obligations of the Credit Parties (the “Obligations”) under (i) the Exit Facility and the Exit Facility Documentation, (ii) interest rate protection, commodity trading or hedging, currency exchange or other hedging or swap arrangements permitted under the Exit Facility Documentation and entered into with (x) any Revolving Lender, the Exit Facility Arranger, the Exit Facility Bookrunner, the Exit Facility Administrative Agent or any affiliate of a Revolving Lender, the Exit Facility Arranger, the Exit Facility Bookrunner or the Exit Facility Administrative Agent and (y) counterparties under hedging arrangements in effect on or prior to the Exit Facility Conversion Date, (collectively, the “Hedging Arrangements”) and (iii) treasury and cash management arrangements entered into with any Revolving Lender or any affiliate of a Revolving Lender (“Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on a pari passu senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect domestic restricted subsidiary of the Borrower other than (i) any subsidiary of a foreign subsidiary or (ii) any FSHCO (as defined below), as reorganized pursuant to the Approved Plan (the “Subsidiary Guarantors”; together with Holdings, collectively, the “Guarantors” and together with the Borrower, collectively, the “Credit Parties”); provided that the guarantee by Holdings shall be non-recourse and limited to the equity interests of the Borrower); provided, further than certain subsidiaries will not be required to be Subsidiary Guarantors consistent with the Documentation Principles.

Subject to the investments covenant in the Exit Facility Documentation and other customary limitations for exit financings of this type, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Exit Facility Documentation, and the results of operations, indebtedness and cash of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Exit Facility Documentation except to the extent of distributions in the form of cash or cash equivalents actually received therefrom up to a limit to be mutually agreed.

The Exit Facility Documentation shall contain customary provisions to address the status of Guarantors as eligible contract participants.

Security:

The Obligations, the Guarantees and any Hedging Arrangements or Treasury Arrangements will be secured by first-priority security interests in substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the Excluded Assets (as defined consistent with the Documentation Principles), the “Collateral”), including, (a) a first-priority perfected pledge of all the capital stock of the Borrower, each Subsidiary Guarantor and each direct, material restricted subsidiary held by any Credit Party (which pledge, in the case of any subsidiary (x) that is a foreign subsidiary or (y) that owns no material assets (directly or through subsidiaries) other than equity interests (and debt, if applicable) of one or more foreign subsidiaries that are controlled foreign corporations, as defined in Section 957 of the Internal Revenue Code of 1986, as amended (a “FSHCO”) shall be limited to 65% of the voting power of the voting capital stock), (b) first-priority perfected real property mortgages and deeds of trust on oil and gas reserves, together with the right, title and interest in and to the real property interests from which such oil and gas reserves are derived or on which such oil and gas reserves are located or to which such interests are attributed or derived, of the Credit Parties located in the United States or the outer continental shelf adjacent to the United States included in the most recent Reserve Report delivered to the Exit Facility Administrative Agent (such oil and gas reserves, and related rights, titles and interests, the “Borrowing Base Properties”) and representing not less than 90% of the PV-10 value of the Credit Parties’ proved oil and gas reserves included in the most recent Reserve Report and (c) a first-priority perfected security interest in all other tangible (other than real property and other oil and gas properties) and intangible assets of the Credit Parties (including but not limited to as-extracted collateral, accounts receivable, inventory, equipment, general intangibles, investment property, deposit accounts (subject to control agreements) other than certain excluded accounts, securities accounts (subject to control agreements), intellectual property and the proceeds of the foregoing). For the avoidance of doubt, notwithstanding the security and collateral requirements set forth herein, certain “excepted liens” to be agreed, which shall be customary for transactions of this type in the oil & gas exploration and production industry, may exist (“Permitted Liens”).

In connection with each Reserve Report, the Borrower shall provide to the Exit Facility Administrative Agent such title information as the Exit Facility Administrative Agent may reasonably request, satisfactory to the Exit Facility Administrative Agent, setting forth the status of title to at least 85% of the PV-10 of any Borrowing Base Properties included in such Reserve Report that were not included in the Initial Reserve Report.

All the above-described pledges, security interests and mortgages shall be created on terms set forth in the Exit Facility Documentation, and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages except for customary and usual exceptions for financings of this type (including liens securing permitted junior lien indebtedness subject to existing intercreditor agreements) and Permitted Liens.

Mandatory Prepayments/Adjustments of the Borrowing Base:

“Borrowing Base Deficiency” means the aggregate amount of the outstanding Exit Loans, Letters of Credit (including unreimbursed amounts drawn on any Letter of Credit that have not been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank), amounts outstanding under swingline loans and outstanding Term Loans, exceeds the Borrowing Base then in effect.

If, at any time after a redetermination of the Borrowing Base in connection with a scheduled or interim redetermination, a Borrowing Base Deficiency exists, then the Borrower shall, within ten (10) business days after written notice from the Exit Facility Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Exit Facility Administrative Agent that it intends to take one or a combination of the following actions:

(a) within thirty (30) days after such election provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base Deficiency;

(b) within thirty (30) days after such election, prepay the Loans (in the manner provided below) in an amount sufficient to eliminate such Borrowing Base Deficiency; or

(c)                                  prepay Loans (in the manner provided below) in an amount sufficient to eliminate such Borrowing Base Deficiency in six equal monthly installments with interest, beginning on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency from the Exit Facility Administrative Agent (as such Borrowing Base Deficiency may be reduced during such six-month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base described herein);

provided, in each case, that any such Borrowing Base Deficiency must be cured prior to the Maturity Date;

provided further, that any Loan repayments or prepayment pursuant to the foregoing clauses (b) and (c) shall be applied in the following manner: first, to the prepayment of Revolving Loans and unreimbursed amounts drawn on any Letter of Credit that have not been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank; second, if a Borrowing Base Deficiency remains, to provide cash collateral for undrawn amounts under any outstanding Letters of Credit; and third, if a Borrowing Base Deficiency remains, to prepay Term Loans.

If the Borrowing Base is reduced as the result of an asset sale, disposition, early monetization or termination of any hedge or swap position or the issuance of Permitted Additional Debt (as described in the section captioned “Borrowing Base”) and a Borrowing Base Deficiency results from such reduction, then within one (1) business day after written notice from the Exit Facility Administrative Agent to the Borrower of such Borrowing Base Deficiency, the Borrower shall eliminate such Borrowing Base Deficiency by prepaying loans for application in the manner described above.

To the extent that any reduction in the Borrowing Base results in the Borrowing Base being less than the sum of (x) the aggregate Maximum Exit Commitment Amounts of the Revolving Lenders plus (y) the Term Facility Amount, the then-effective Maximum Exit Commitment Amounts of each Revolving Lender shall also be automatically reduced pro rata by the amount of such difference.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Commitments in a minimum amount of $1,000,000 will be permitted at any time upon two business days’ notice, and voluntary prepayments of borrowings under the Exit Revolving Facility will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium or penalty, subject to reimbursement of the Revolving Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR (as defined in Annex I) borrowings other than on the last day of the relevant interest period.

Additionally, any Borrowing Base Deficiency resulting from a voluntary termination of commitments shall be required to be eliminated on the date of such termination by prepaying loans for application in the manner described above.

Documentation:

The definitive documentation for the Exit Facility (the “Exit Facility Documentation”) shall be negotiated in good faith and shall contain the representations, warranties, covenants and events of default set forth in this Term Sheet (in each case with materiality thresholds, baskets, exceptions, limitations, qualifications and grace and cure periods to be mutually agreed) and such other provisions customary and usual for exit financings of this type as the parties may mutually agree; provided, that, for the avoidance of doubt, the Exit Facility Credit Agreement shall be negotiated using, but is anticipated to be more restrictive than, the prepetition form of Credit Agreement as the precedent document (collectively, the “Documentation Principles”).

The Exit Facility Documentation shall include usual and customary provisions in syndicated loan transactions including provisions addressing European Union Bail-In matters, QFC Stay Rules, the discontinuation of the LIBOR and incorporation of alternative rates, lender representations regarding source of funds, Beneficial Ownership/FinCEN compliance, corporate divisions, and credit bidding.

Without limitation in any respect of other provisions included in the Prepetition RBL Facility, the Exit Facility Documentation shall not include provisions substantively comparable to the definition of “Applicable Equity Amount” or baskets or carve-outs by reference thereto, or provisions allowing for classes of Lenders to extend their individual maturity dates (such as those set forth in section 2.17 of the Prepetition RBL Facility).

Conditions to Exit Facility Conversion Date:

The effectiveness of the Exit Facility and the obligation on the part of the Revolving Lenders to make Revolving Loans available to the Borrower and to acquire participations under the Exit Revolving Facility shall be subject to the conditions precedent set forth below (collectively, the “Exit Facility Conditions Precedent” and the date on which such Exit Facility Conditions Precedent are satisfied, the “Exit Facility Conversion Date”):

The Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to the Exit Facility Administrative Agent and the Revolving Lenders, confirming the Approved Plan including approval of the Facilities and releases and exculpation (the “Confirmation Order”), and the Confirmation Order shall not have been reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Exit Facility Administrative Agent, the Exit Facility Collateral Agent or the Revolving Lenders and authorizing the Borrower and its restricted subsidiaries to execute, deliver and perform under the Exit Facility Documentation.

The “Effective Date” of the Approved Plan (the “Plan Effective Date”) and all material transactions contemplated in the Approved Plan or in the Confirmation Order to occur on the Plan Effective Date shall have occurred (or concurrently with the occurrence of Exit Facility Conversion Date, shall occur) in accordance with the terms thereof and in compliance with applicable law, the applicable orders of the Bankruptcy Court and material regulatory approvals.

The DIP Order approving DIP Facility remains in full force and effect and has not been reversed, vacated, stayed, or otherwise modified without the prior written consent of the DIP Agent and DIP Lenders, the DIP Facility remains in effect immediately prior to the Exit Facility Conversion Date, and no event of default shall have occurred and be continuing under the DIP Facility that has not been waived by the Majority Lenders.

All obligations under the DIP Facility shall have been (or concurrently with the Exit Facility Conversion Date shall be), to the extent not automatically converted into Exit Revolving Loans, repaid in full in cash (or, with respect to Letters of Credit, deemed issued under the Exit Revolving Facility).

All obligations (including accrued but unpaid interest, fees, expenses and other amounts) owing under the Prepetition RBL Facility shall have been (or concurrently with the Exit Facility Conversion Date shall be), to the extent not automatically converted into Exit Revolving Loans, repaid in full in cash (or, with respect to Letters of Credit, deemed issued under the Exit Revolving Facility).

The Exit Facility Administrative Agent shall have received satisfactory evidence that immediately after the consummation of the Approved Plan, total outstanding debt for borrowed money net of unrestricted cash and cash equivalents of Holdings, the Borrower and its restricted subsidiaries shall not exceed $1,600,000,000, including not more than $1,500,000,000 in outstanding principal amount under all junior lien indebtedness or other unsecured indebtedness, provided that for purposes of determining compliance with the foregoing condition, the aggregate principal amount of outstanding Term Loans (if any) shall be net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries; provided, that such caps may be adjusted in a manner to be mutually agreed to reflect certain transactions related to Wolfcamp Drillco Operating L.P. (“Jeter”) that may be consummated on the Exit Facility Conversion Date.

The sum of the Credit Parties’ outstanding principal amount of secured indebtedness (including under any Term Facility Amount) plus Availability shall not exceed $2,200,000,000 (the “Maximum Secured Debt Capacity Condition”); provided, that such cap may be adjusted in a manner to be mutually agreed to reflect certain transactions related to Jeter that may be consummated on the Exit Facility Conversion Date.

The Credit Parties shall have minimum Liquidity of $350,000,000 (calculated in a manner that does not include any cash or cash equivalents netted against outstanding Exit Loans, as required above). “Liquidity” shall mean at any time an amount (if positive) equal to Availability plus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries at such time, minus the amount of any Borrowing Base Deficiency existing at such time; provided, that such minimum liquidity may be adjusted in a manner to be mutually agreed to reflect certain transactions related to Jeter that may be consummated on the Exit Facility Conversion Date.

The Credit Parties shall have entered into hedging transactions with hedge counterparties with respect to not less than 80% of their reasonably anticipated monthly projected production of oil from proved developed producing reserves for each of full calendar months then remaining in the fiscal year ending December 31, 2020.

The Exit Facility Administrative Agent shall have received a customary solvency certificate (after giving effect to the Approved Plan) from the chief financial officer of the Borrower.

Delivery of customary documents and certificates (including organizational documents, evidence of corporate authorization and specimen signatures) and customary legal opinions dated as of the Exit Facility Conversion Date and such other documentation that the Exit Facility Administrative Agent may reasonably request in order to effectuate the Exit Facility.

The Exit Facility Conversion Date shall occur not later than the Maturity Date (as defined in the DIP Credit Agreement).

The Borrower shall have paid or caused to be paid all fees required to be paid to the Exit Facility Arranger, the Exit Facility Administrative Agent and the Lenders under, or in connection with, the Exit Facility, including under the Fee Letters. All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid to the Exit Facility Administrative Agent on or before the Exit Facility Conversion Date shall have been paid to the extent invoiced at least one business day prior to the Exit Facility Conversion Date.

To the extent not otherwise included in the disclosure statement relating to the Approved Plan, the Exit Facility Administrative Agent shall have received a pro forma consolidated balance sheet and any other applicable financial statements of the Borrower and its restricted subsidiaries as of the most recent month and fiscal quarter ended prior to the Exit Facility Conversion Date for which financial statements are available; provided that for purposes of such financial statements, working capital expenditures will not be required to be included in such financial statements; provided, further, that such financial statements shall not take into account any “fresh start accounting”.

All representations and warranties shall be true and correct except in the case of any representation and warranty that expressly related to a given date, such representation and warranty shall be true and correct in all respects as of the respective date.

All actions necessary to establish that the Exit Facility Collateral Agent will have a perfected first priority security interest in the collateral under the Exit Facility shall have been taken, including (i) the Exit Facility Administrative Agent shall be reasonably satisfied that, upon recording of mortgages or other instruments, in each case, in the appropriate filing offices, it shall have a first priority lien on at least 90% of the PV-10 of the Borrowing Base Properties subject to Permitted Liens and (ii) the Borrower’s execution and delivery of control agreements in connection with its deposit accounts or securities accounts, as applicable.

Each requesting Revolving Lender shall have received all information in respect of the Credit Parties reasonably requested that is required under applicable “know your customer,” anti-terrorism, anti-money laundering, anti-bribery, beneficial ownership or similar law and regulations, in each case, to the extent requested at least 3 business days prior to the Exit Facility Conversion Date and the making of the loans, and the use of proceeds thereof, by the Credit Parties (after giving pro forma effect to the equity ownership on the Exit Facility Conversion Date) shall not result in violation of any anti-terrorism, anti-money laundering, anti-bribery, beneficial ownership or similar law and regulations applicable to the Credit Parties.

The Exit Facility Administrative Agent shall have received such title information as the Exit Facility Administrative Agent may reasonably request in form and substance satisfactory to the Exit Facility Administrative Agent, setting forth the status of title to certain Borrowing Base Properties included in the Initial Reserve Report that have been identified by the Exit Administrative Agent.

Conditions to All Subsequent Borrowings:

After the Exit Facility Conversion Date, the making of each Revolving Loan or issuance of Letter of Credit under the Exit Revolving Facility shall be conditioned upon (a) the accuracy of representations and warranties set forth in the Exit Facility Documentation in all material respects with the same effect as though made on and as of such date, except in the case of any representation and warranty which (x) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (y) is qualified by a materiality or material adverse effect standard in which case such representation and warranty shall be true and correct in all respects, (b) delivery of a customary borrowing notice and (c) the absence of any default or event of default continuing at the time of, and after giving effect to the making of, such extension of credit.

Representations and Warranties:

Consistent with the Documentation Principles, including: corporate status; corporate power and authority, qualification, execution, delivery and enforceability of Exit Facility Documentation; with respect to the execution, delivery and performance of the Exit Facility Documentation, no violation of, or conflict with, law, charter documents or no breach or default under material agreements; litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Exit Facility Documentation; Investment Company Act; anti-corruption laws and sanctions; absence of undisclosed liabilities; complete and accurate disclosure; financial condition and financial statements; since the Exit Facility Conversion Date, no Material Adverse Effect (as

defined below); tax matters; compliance with ERISA; subsidiaries; intellectual property; creation and perfection of security interests; environmental laws; properties; consolidated closing date solvency; gas imbalances and prepayments; marketing of production; hedging agreements and transactions; insurance; PATRIOT Act and sanctions; foreign corrupt practices act; deposit accounts, securities accounts and commodities accounts; and no knowledge of non-exempt prohibited transactions.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Exit Facility Documentation or (b) the rights and remedies of the Exit Facility Administrative Agent, the Exit Facility Collateral Agent and the Lenders under the Exit Facility Documentation.

Affirmative Covenants:

Consistent with the Documentation Principles, including: delivery of annual and quarterly financial statements and other information (within five days after the date such financial statements are to be filed with the SEC, or if such financials are not to be filed with the SEC, on or before 105 days after the end of the fiscal year for annual financial statements and on or before 60 days after the end of each of the first three quarterly accounting periods, and with annual financial statements to be accompanied, by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Exit Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); compliance certificates; delivery of information and notices (including environmental matters, insurance certificate, hedge transactions, gas imbalances, production reporting and lease operating statements, list of purchasers, incurrence of debt, budget, projections, and marketing agreements); delivery of notices of litigation, defaults and certain material events; inspections (including books and records); maintenance of organizational existence and rights; maintenance of insurance; payment of taxes; compliance with laws (including environmental laws); ERISA; maintenance of fiscal year and fiscal quarters; additional guarantors, grantors and collateral; use of proceeds; further assurances on collateral matters; reserve reports; title information; and maintenance of properties.

The Borrower shall provide to the Administrative Agent (a) within 30 days following the Exit Facility Conversion Date reasonably satisfactory evidence that the Credit Parties shall have entered into hedging transactions with hedge counterparties with respect to not less than 40% of their reasonably anticipated monthly projected production of oil from proved developed producing reserves through and including the first anniversary of the Exit Facility Conversion

Date and (b) within 60 days following the Exit Facility Conversion Date reasonably satisfactory evidence that the Credit Parties shall have entered into hedging transactions with hedge counterparties with respect to not less than 80% of their reasonably anticipated monthly projected production of oil from proved developed producing reserves through and including the first anniversary of the Exit Facility Conversion Date.

In addition, Holdings will be subject to a covenant relating to its passive holding company status that prohibits Holdings from engaging in business activities other than its direct or indirect ownership of the equity interests of the Borrower and activities and liabilities incidental thereto; including the incurrence and performance of indebtedness not otherwise prohibited by the Exit Facility.

Negative Covenants:	Consistent with the Documentation Principles, including limitations (to be applicable to the Borrower and its restricted subsidiaries) on:

(a)                                 the incurrence or maintenance of debt, with exceptions for (i) debt outstanding under the Exit Facility Documentation (including Hedging Arrangements, Treasury Arrangements and the Guarantees thereof); (ii) debt for borrowed money outstanding on the Exit Facility Conversion Date (subject to the terms of any applicable existing intercreditor agreements) and permitted refinancings thereof; (iii) Permitted Additional Debt subject to limitations to be mutually agreed; and (iv) subject to thresholds, basket sizes or other qualifications acceptable to be mutually agreed consistent with the Documentation Principles, certain other additional permitted debt;

(b)                                 the incurrence or maintenance of liens, with exceptions for (i) liens created under the Exit Facility Documentation (including those liens securing the any Hedging Arrangements and any Treasury Arrangements); (ii) liens securing debt for borrowed money outstanding on the Exit Facility Conversion Date (subject to the terms of any applicable existing intercreditor agreements); (iii) liens customary in the operation of the oil and gas industry and/or the Borrower’s and its restricted subsidiaries’ business; (iv) Permitted Additional Debt subject to limitations to be mutually agreed and (v) subject to thresholds, basket sizes or other qualifications to be mutually agreed consistent with the Documentation Principles, certain other permitted liens;

(c) mergers, amalgamations, divisions and other fundamental changes;

(d)                                 asset sales, leases, transfers or other dispositions, or early monetization or early termination of any hedge or swap positions, with exceptions for (i) sales of hydrocarbons in the ordinary course; (ii) dispositions of worn out or obsolete equipment; (iii) dispositions of oil and gas properties, subject to adjustment of the Borrowing Base in the case of assets or hedge or swap positions relied on by the Revolving Lenders in determining the Borrowing Base and other conditions, provided that, except in the case of certain types of dispositions to be agreed (e.g., farmouts, de minimis dispositions, similar trades of assets), at least 75% of the proceeds thereof shall be payable in cash; and (iv) subject to thresholds, basket sizes or other qualifications to be mutually agreed consistent with the Documentation Principles, certain other permitted dispositions;

(e)                                  investments, with exceptions (subject to thresholds, basket sizes or other qualifications acceptable to the Exit Facility Administrative Agent and the Revolving Lenders) for certain other permitted investments;

(f)                                   dividends or distributions on, or redemptions of, capital stock, with exceptions for (i) so long as, in the case of this clause (i), (A) no event of default exists or would result therefrom, (B) the Leverage Ratio calculated on a pro forma basis for such restricted payment would not exceed 2.25 to 1.00 and (C) there is, on a pro forma basis after giving effect to such restricted payment, minimum Availability of at least 15%; and (ii) subject to thresholds, basket sizes or other qualifications to be mutually agreed consistent with the Documentation Principles, certain other permitted dividends, distributions or redemption (including customary tax distributions);

(g)                                  prepayments or redemptions of the indebtedness for borrowed money under material unsecured or junior lien debt documents and amendments of material unsecured or junior lien debt documents, with exceptions for (i) certain other prepayments so long as, in the case of this clause (i), (A) no event of default exists or would result therefrom, (B) the Leverage Ratio calculated on a pro forma basis for such restricted payment would not exceed 3.50 to 1.00 and (C) there is, on a pro forma basis after giving effect to such restricted payment, minimum Availability of at least 15%; (ii) prepayments or redemptions of intercompany debt to the extent that no event of default exists and is continuing; (iii) subject to thresholds, basket sizes or other qualifications to be mutually agreed consistent with the Documentation Principles, certain other prepayments or redemption; and (iv) amendments or other modifications that would not be detrimental to the Exit Facility Administrative Agent, the Exit Facility Collateral Agent or the Revolving Lenders in any material respect;

(h) limitations on negative pledges and subsidiary distributions;

(i) commodity hedging that does not exceed the limits set forth under “Commodity Hedging” below;

(j)                                    transactions with affiliates with exceptions (subject to thresholds, basket sizes or other qualifications to be mutually agreed consistent with the Documentation Principles) for certain permitted transactions;

(k) change in business;

(k) establishment of any deposit account, securities account or commodities account, without compliance with collateral control requirements; and

(l) use of credit extensions in violation of sanctions.

Financial Covenants:	Limited to:

1.              a maximum ratio of Consolidated Net Funded Debt to Consolidated EBITDAX for the most recently completed four fiscal quarter period from the Closing Date (the “Leverage Ratio”), commencing with the first full fiscal quarter ending following the Exit Facility Conversion Date, of 4.0 to 1.00; and

2.              a minimum ratio of Consolidated Current Assets (as defined below) to Consolidated Current Liabilities (as defined below) for the most recently completed four fiscal quarter period (the “Current Ratio”), commencing with the first full fiscal quarter ending following the Exit Facility Conversion Date, of 1.00 to 1.00.

“Consolidated EBITDAX” means, for any period, the sum of consolidated net income of the Borrower and its restricted subsidiaries for such period in accordance with GAAP plus the following expenses or charges to the extent deducted from consolidated net income in such period: (a) interest expense, (b) income and franchise taxes, (c) depreciation, depletion, amortization, exploration expenses and other noncash charges (including non-cash losses resulting from mark-to-market in respect of hedging transactions), (d) losses from asset dispositions (other than hydrocarbons produced in the ordinary course of business), (e) actual fees and transaction costs incurred by the Credit Parties in connection with the closing of the Exit Facility and the Transactions occurring on or about the Exit Facility Conversion Date, (f) the negative effects of non-cash adjustments from the adoption of fresh start accounting in connection with the consummation of the Approved Plan, (g) expenses related to dispositions, equity issuances, debt incurrence and amendments to the Exit Facility Documentation, (h) any losses resulting from the early termination of any hedging transaction, (i) non-recurring expenses and charges in an aggregate amount not to exceed a percentage of Consolidated EBITDAX to be agreed (calculated prior to giving effect to the addbacks described in this clause (i)) for such period, (j) all noncash charges and expenses in respect of stock options, incentive programs and other equity compensation for management or employees, officers or directors, and (h) any other add-back, adjustment and/or exclusion set forth in the model most recently made available to the Exit Facility Arranger prior to the date of the Commitment Letter minus (a) all gains from asset dispositions (other than hydrocarbons produced in the ordinary course of business), (b) all noncash income, and (c) any gains resulting from the early termination of any hedging transaction, in each case to the extent added to consolidated net income in such period.

“Consolidated Net Funded Debt” means, as of any date of determination, the aggregate principal amount of indebtedness for borrowed money, capital leases and disqualified equity interests of the Borrower and its restricted subsidiaries outstanding as of the last day of each fiscal quarter, which aggregate amount may be reduced by the aggregate amount of unrestricted cash held by the Borrower and its restricted subsidiaries in deposit accounts subject to the Exit Facility Collateral Agent’s control; provided, that such reduction shall be capped at $50,000,000 if there are any outstanding Revolving Loans at the end of the applicable fiscal quarter.

“Consolidated Current Assets” means, as of any date of determination, the current assets of the Borrower and its restricted subsidiaries determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included therein, (x) Availability as of such date (only to the extent that the Borrower is permitted to borrow such amount as of such date under the terms of the Exit Facility Documentation) and (y) any marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper of the Borrower and its restricted subsidiaries as of such date; provided that for purposes of this definition, current assets shall exclude non-cash assets required to be included in consolidated current assets of the Borrower and its restricted subsidiaries as a result of the application of Accounting Standards Codifications 815 or 410.

“Consolidated Current Liabilities” means, as of any date of determination, the current liabilities of the Borrower and its restricted subsidiaries determined on a consolidated basis in accordance with GAAP, minus, to the extent included therein, the current portion of long-term indebtedness outstanding under the Exit Facility Documentation; provided that for purposes of this definition, current liabilities shall exclude non-cash liabilities required to be included in consolidated current liabilities of the Borrower and its restricted subsidiaries as a result of the application of Accounting Standards Codifications 815 or 410, but shall expressly include any unpaid liabilities for cash charges or payments that have been incurred as a result of the termination of any hedge transaction.

All ratios and calculations shall be measured on a pro forma basis (to be defined in a manner to be mutually agreed).

The financial covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the fiscal quarter of the Borrower specified above and thereafter will be tested as of the last day of each fiscal quarter ended thereafter for which financial statements are delivered.

There will be equity cure rights providing that cash equity contributions made to the Borrower within 10 business days of the date on which financial statements are due will be included in the calculation of Consolidated EBITDAX and Consolidated Current Assets solely for the purposes of determining compliance with the financial covenants; provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which an equity cure may be made, (b) no more than three equity cures may be made during the term of the Exit Facility, (c) the amount of any equity cure shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the applicable financial covenant to which the breach or default occurred, (d) all equity cures will be disregarded for purposes of any financial ratio determination other than for determining compliance with the applicable financial covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions), (e) no Revolving Lender shall be required to make any extension of credit during the 10-business-day period referred to above unless the Borrower shall have received the proceeds of the cash equity contribution, and (f) to the extent the Borrower exercises more than one equity cure in any single fiscal quarter, each such exercise shall count as a separate exercise of a cure right.

Commodity Hedging:

Commodity hedging transactions shall be limited for any month to no more than 85% of the reasonably anticipated projected production for such month from the total proved oil and gas reserves of the Credit Parties (based on the most recently delivered Reserve Report) for the period not exceeding 66 months from the date such hedging arrangement is created (the “Ongoing Hedges”); provided, that, in addition to the Ongoing Hedges, in connection with a proposed acquisition (each, a “Proposed Acquisition”) by a Credit Party of oil and gas properties, the Credit Parties may also enter into incremental hedging transactions with approved counterparties with respect to the Credit Parties’ reasonably anticipated projected monthly production from the Borrowing Base Properties having notional volumes not in excess of 15% of the Credit Parties’ existing projected monthly production (based on the most recently delivered Reserve Report) prior to the consummation of such Proposed Acquisition for each month during a period not exceeding 36 months from the date such hedging arrangement is created, during the period between (a) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (b) the earliest of (i) the date such Proposed Acquisition is consummated, (ii) the date such acquisition is terminated and (iii) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Exit Facility Administrative Agent may agree); provided that all such incremental hedging transactions entered into with respect to a Proposed Acquisition shall be terminated or unwound within 90 days following the date such acquisition is terminated. Hedging contracts which hedge the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the percentage of production hedged.

For purposes of entering into or maintaining Ongoing Hedges, forecasts of reasonably projected hydrocarbon production volumes and reasonably anticipated hydrocarbon production from the Credit Parties’ total proved reserves based upon the initial Reserve Report or the most recent Reserve Report, as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the delivery of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

Events of Default:

Consistent with the Documentation Principles, including limitations (to be applicable to the Borrower and its restricted subsidiaries) on: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness in excess of $100,000,000; bankruptcy of the Borrower or any of its restricted subsidiaries; monetary judgments in excess of $100,000,000; ERISA events; actual or asserted invalidity of the Exit Facility Documentation, Guarantees, security documents or any intercreditor agreement; and change of control (to be defined to be mutually agreed).

Voting:

Amendments and waivers of the Exit Facility Documentation for the Exit Facility will require the approval of the Borrower and the Revolving Lenders holding more than 50% of the aggregate amount of the commitments then outstanding under the Exit Facility (the “Majority Lenders”), except that:

(i)                                     the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions or forgiveness of principal, interest (except only Majority Lender consent is required to waive payment of the Default Rate of interest) or fees owing to such Lender, (C) extensions or postponement of final maturity of the Exit Loans and commitments of such Lender, (D) make any Exit Loan (including any interest or fees thereunder) payable in any currency other than US Dollars, (E) releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Collateral (other than in connection with any sale of Collateral or the release or sale of the relevant Guarantor permitted by the Exit Facility), (F) assignment by the Borrower of its rights and obligations under any Exit Facility Documentation (unless otherwise permitted in connection with a merger, consolidation, liquidation or similar transaction under the limitations of fundamental changes provision of the Exit Facility Documentation), (G) modifications to any of the voting rights of Lenders (H) modifications to the pro rata waterfall provisions, to the extent such modifications would reduce the ratable allocation of payments, and (I) amend the interest period provision so as to permit interest period intervals greater than six months;

(ii)                                  the consent of Revolving Lenders holding not less than 66 2/3% of the aggregate amount of the Commitments then outstanding under the Exit Facility (or if the Commitments have been terminated, Revolving Lender’s holding not less than 66 2/3% of the Total Revolving Outstandings) (the “Required Revolving Lenders”) will be required in the case of decreases in, or reaffirmations of, the Borrowing Base;

(iii) the consent of all of the Lenders will be required to approve increases in the Borrowing Base; and

(iv) customary protections for the Exit Facility Administrative Agent, the Issuing Banks and the Swingline Lender will be provided.

The Exit Facility shall contain customary provisions permitting the Borrower to replace non-consenting Lenders in connection with amendments and waivers requiring the Required Revolving Lenders or the consent of all Lenders or of all Lenders directly affected thereby so long as the Majority Lenders shall have consented thereto.

Cost and Yield Protection:

Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding and other tax liabilities in form and substance reasonably satisfactory to the Borrower and the Exit Facility Administrative Agent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when Lenders holding a majority of the commitments under the Exit Facility have made such a request; provided, further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions). The Exit Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

Assignments and Participations:

The Lenders will be permitted to assign Revolving Loans and Commitments (including participation in Letters of Credit and swingline loans) and Term Loans with the prior written consent of the Borrower (not to be unreasonably withheld or delayed); provided that no Lender shall assign to any “Ineligible Institution” (provided, that provisions with respect to such Ineligible Institutions shall be consistent with the Exit Facility Administrative Agent’s standard policies), Defaulting Lender, any natural person, the Borrower, Holdings or any affiliate of the Borrower or Holdings, and no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default or for assignments to affiliates, another Lender an affiliate of a Lender, or an approved fund. All assignments will require the consent of the Exit Facility Administrative Agent, the Swingline Lender and each Issuing Bank (in each case, not to be unreasonably withheld or delayed). Each assignment will be not less than $5,000,000 (and increments of $1,000,000 in excess thereof) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. The Exit Facility Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Exit Facility Administrative Agent).

The Lenders will be permitted to sell participations in the Exit Facility without restriction, other than to a Defaulting Lender, an Ineligible Institution, any natural person, the Borrower, Holdings or any affiliate of the Borrower or Holdings. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees payable to such participant or forgiveness thereof, (c) extensions of final maturity of the Loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, and for clarification purposes, not include the right to vote on waivers of defaults or events of default.

Expenses and Indemnification:

The Borrower shall pay all reasonable documented out-of-pocket costs and expenses of the Exit Facility Administrative Agent and the Exit Facility Collateral Agent (without duplication) in connection with the syndication of the Exit Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Exit Facility Documentation (including the reasonable fees and expenses of counsel identified herein; provided, that, in the case of counsel, limited to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single counsel to the Exit Facility Administrative Agent and the Exit Facility Collateral Agent, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction)).

The Borrower shall pay all reasonable documented out-of-pocket costs and expenses of each Issuing Bank, the Exit Facility Administrative Agent, the Exit Facility Collateral Agent, and each Lender (without duplication), incurred in connection with the enforcement or preservation of any rights under the Exit Facility Documentation whether before or after the occurrence of an event of default, including the reasonable fees, disbursements and other charges of counsel (including local counsel in each appropriate jurisdiction; provided, that, in the case of counsel, limited to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single counsel to such parties, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction)).

The Borrower will indemnify and hold harmless the Exit Facility Administrative Agent, the Exit Facility Collateral Agent, the Issuing Banks, the Exit Facility Arranger, the Exit Facility Bookrunners and the Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, advisors, representatives, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, penalties, demands, actions, judgments, suits costs, expenses, disbursements or liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and reasonable and documented fees, disbursements and other charges of counsel incurred in connection with investigating or defending any of the foregoing with respect to the execution, delivery, enforcement, performance and administration of any Exit Facility Documentation, any Exit Loan or Letter of Credit or the use of the proceeds therefrom, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such Indemnified Person or any of its related Indemnified Persons (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of hazardous materials involving or attributable to the Borrower, any of its subsidiaries or any of the oil and gas properties (limited, in the case of counsel, to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single counsel to the Indemnified Persons, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons), provided that the foregoing indemnity will not, as to any Indemnified Person, apply (i) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct, bad faith or gross negligence of such indemnified person or its controlled affiliates, directors, officers or employees, advisors or agents (collectively, the “Related Parties”), (ii) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from a material breach of the obligations of such indemnified person or control affiliate of such Indemnified Person under this Commitment Letter or (iii) to the extent arising from any dispute solely among Indemnified Persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as the Lead Arranger, arranger (with respect to any Incremental Commitments), administrative agent, collateral agent, bookrunner, lender, letter of credit issuer or any other similar role in connection with the Exit Credit Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates.

Release:

The Approved Plan shall include and provide for a full release from liability from the Credit Parties’ bankruptcy estate and the Credit Parties (and any other debtors) in favor of the Exit Facility Administrative Agent, each of the Lenders, each Issuing Bank, the Exit Facility Arranger, the Exit Facility Bookrunner, each other agent party to the Exit Facility, each Prepetition Lender, each administrative agent, collateral agent, other agent, arranger or letter of credit issuer under the Prepetition RBL Facility, any of the foregoing party to any Hedging Arrangements, any of the foregoing party to any Treasury arrangements, and each of the foregoing entities’ current and former affiliates, directors, officers, managers, employees, predecessors, successors, assigns, subsidiaries, agents, financial advisors, legal advisors, attorneys, accountants, investment bankers, consultants, representatives, from and against any and all claims or causes of action related in any respect to the Prepetition RBL Facility, any prepetition hedges or swaps among the parties thereto (or their affiliates), any treasury arrangements among the parties thereto (or their affiliates), the Credit Parties’ Chapter 11 Cases, and that arose, existed, or could have been asserted (in any respect) on or prior to Plan Effective Date, other than the performance of contractual obligations arising under open Hedging Arrangements under which the Debtors are in the money. The release shall be in a form and substance satisfactory to the Exit Facility Administrative Agent.

The substance of the release described above shall be set forth in the Approved Plan (and approved by the Confirmation Order), and, upon execution of the Exit Facility Documentation, brought down to the Exit Facility Conversion Date and, if different, the Plan Effective Date.

Governing Law and Forum:	New York.

Confidentiality:	Consistent with the Prepetition RBL Facility.

Counsel to the Exit Facility Administrative Agent:	Mayer Brown LLP

ANNEX I

Interest Rates:	The Applicable Margin in respect of the Exit Facility will be adjusted for Borrowing Base Usage as set forth below.

“Applicable Margin” means for any day, with respect to any Adjusted LIBOR rate or ABR (as defined below) borrowing or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below based on the applicable Borrowing Base Usage on such day:

	Unused	Applicable Margin
Borrowing Base Usage	Commitment Fee	ABR Loans	LIBOR Loans

X < 30%	0.375%	1.50%	2.50%
>30% X <60%	0.375%	1.75%	2.75%
>60% X<80%	0.50%	2.00%	3.00%
>80% X <90%	0.50%	2.25%	3.25%
X >90%	0.50%	2.50%	3.50%

Letter of Credit Fees:

A per annum fee equal to the spread over Adjusted LIBOR under the Exit Facility will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter, commencing with the first full fiscal quarter ending after the Exit Facility Conversion Date, and upon the termination of the Exit Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders participating in the Exit Revolving Facility pro rata in accordance with the amount of each such Revolving Lender’s Applicable Exit Commitment Percentage. In addition, the Borrower shall pay to the relevant Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed in writing by the Borrower and such Issuing Bank, payable in arrears at the end of each quarter and upon the termination of the Exit Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees to be mutually agreed.

LIBOR Periods:	The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Interest Calculation:

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Exit Facility Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Exit Facility Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or such day is not a business day, the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Exit Facility Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

ABR:

“ABR” is the Alternate Base Rate, which is the highest of (x) the Prime Rate, (y) the NYFRB Rate plus 1/2 of 1.0% and (z) one-month Adjusted LIBOR plus 1.00% per annum; provided that such rate shall not be less than zero.

Adjusted LIBOR

“LIBOR” means the London interbank offered rate as administered by ICE Benchmark Administration (or any successor administrator of such rate) for dollars for a period equal to the Interest Period displayed on pages LIBOR01 or LIBOR02 by Reuters (or on any successor or substitute page reasonably selected by the Exit Facility Administrative Agent), or if not available on any such page, an interpolated rate determined by the Exit Facility Agent in accordance with its customary procedures. Adjusted LIBOR will at all times include statutory reserves, provided that such rate shall not be less than zero.

Commitment Fees:

The Borrower will pay a fee (the “Commitment Fee”), in an amount computed on a daily basis equal to the Revolving Loan Limit less the Total Revolving Outstandings on each date, multiplied by the applicable percentage specified as the “Unused Commitment Fee” in the table set forth above under the definition of “Applicable Margin” corresponding to the Borrowing Base Usage as of the end of such day. The Commitment Fee shall be payable quarterly in arrears after the Exit Facility Conversion Date, commencing with the first full fiscal quarter ending after the Exit Facility Conversion Date, and upon the termination of the Commitments, calculated based on the actual number of days elapsed over a 360-day year. For purposes of calculating the Commitment Fee, “Total Revolving Outstandings” shall not include the amount of any outstanding swingline loans (if any).